As filed with the Securities and Exchange Commission on February 27, 2007
                                                 Registration No.  _____________

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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -----------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

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                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                        --------------------------------
                 (Name of Small Business Issuer in Its Charter)

            Idaho                           3559                  82-0266517
            -----                           ----                  ----------
(State or Other Jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
 Incorporation or Organization)     Classification Number)   Identification No.)

                                821 NW 57th Place
                            Fort Lauderdale, FL 33309
                                 (954) 958-9968
          (Address and Telephone Number of Principal Executive Offices)

                                -----------------

                       A. DiBella, Chief Executive Officer
                                821 NW 57th Place
                            Fort Lauderdale, FL 33309
                                 (954) 958-9968
            (Name, Address and Telephone Number of Agent for Service)

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                        Copies of all communications to:

                             Brian A. Pearlman, Esq.
                               Arnstein & Lehr LLP
                     200 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                            Telephone: (954) 713-7600
                          Facsimile No. (954) 713-7700

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         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

         We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


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                                      CALCULATION OF REGISTRATION FEE

                                                                            Proposed         Proposed
            Title of Each                                                    Maximum          Maximum          Amount of
         Class of Securities                            Amount to be     Offering Price      Aggregate       Registration
          to be Registered                               Registered       Per Security    Offering Price          Fee
          ----------------                               ----------       ------------    --------------          ---
Common stock, par value $0.001 per share(1)......          265,250            $0.75        $198,937.50            6.11
                                                         4,213,581            $1.00      $4,213,581.00          129.36
                                                           516,666            $1.25        $645,832.50           19.83
                                                           100,000            $3.00        $300,000.00            9.21
                                                           100,000            $4.00        $400,000.00           12.28
                                                           121,600            $6.00        $729,600.00           22.40
                                                           121,600            $9.00      $1,094,400.00           33.60
                                                           697,333            $0.60        $418,399.80           12.84
                                                            30,000            $0.71         $21,300.00            0.65
                                                           200,000            $0.77        $154,000.00            4.73
                                                           150,000            $0.80        $120,000.00            3.68
                                                           225,000            $0.80        $180,000.00            5.53
                                                           757,333            $1.00        $757,333.00           23.25
Common stock, par value $0.001 per share(2)......        2,000,000            $0.15        $300,000.00(2)         9.21
                                                            45,000            $0.30         $13,500.00(2)         0.41

Total Registration Fee                                                                   $9,546,883.80        $ 293.09

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g). Shares issuable upon exercise of warrants and options based upon the exercise price of the respective option or warrant, which is higher than the closing price for the common stock on February 23, 2007.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g). Shares issuable upon exercise of warrants and options. Based upon the closing price for the common stock on February 23, 2007 ($0.54 as reported on the OTCBB), which is higher than the exercise price of the respective option or warrant.
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         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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                 SUBJECT TO COMPLETION: DATED FEBRUARY __, 2007

PROSPECTUS

                        ENVIRO VORAXIAL TECHNOLOGY, INC.

                                9,543,363 SHARES



         This prospectus covers 9,543,363 shares of common stock of Enviro Voraxial Technology, Inc. being offered for resale by certain selling shareholders. All of these shares represent shares underlying outstanding options and warrants. We are paying the expenses incurred in registering the shares, which may be offered by the selling shareholders, but all selling and other expenses incurred by the shareholders will be borne by the selling shareholders.

         The securities may be sold by the shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus.

         Our common stock is quoted on the OTCBB under the trading symbol "EVTN". Prior to the date of this prospectus there has been limited trading activity for our common stock and the market for our shares has been illiquid. On January 30, 2007, the closing price for our common stock was $0.45.


THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               PROSPECTUS SUMMARY

         This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. See the "Risk Factors" section of this prospectus for risk factors. Unless otherwise indicated, information in this prospectus (excluding our financial statements) gives effect to our recent offerings.

                                  INDUSTRY DATA

         Information contained in this prospectus concerning our industry, the markets for our products and the historic growth rate of, and our position in, those markets, is based on estimates that we prepared using data from various sources (including industry publications, surveys and forecasts and our internal research), on assumptions that we have made that are based on that data and other similar sources and our knowledge of the markets for our products. We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

                             DESCRIPTION OF BUSINESS

         Enviro Voraxial Technology, Inc. (the "Company") was incorporated in Idaho on October 19, 1964. In May of 1996, we entered into an agreement and plan of reorganization with a privately held Florida corporation, Florida Precision Aerospace, Inc. ("FPA"), and its shareholders. FPA was incorporated on February 26, 1993. We exchanged approximately 97% of our shares then issued and outstanding for all of the issued and outstanding shares of FPA. As a result of this reorganization, the shareholders of FPA gained control of our company and FPA became our wholly owned subsidiary. At the close of the transaction, we changed our name to Enviro Voraxial Technology, Inc. Our executive offices are located at 821 N.W. 57th Place, Fort Lauderdale, Florida 33309. Our telephone number is 954-958-9968.

         The Voraxial(R) Separator is a continuous flow turbo machine that generates a strong centrifugal force, a vortex, capable of separating light and heavy liquids, such as oil and water, or any other combination of liquids and solids at extremely high flow rates. As the fluid passes through the machine, the Voraxial(R) Separator accomplishes this separation through the creation of a vortex. In liquid/liquid and liquid/solid mixtures, this vortex causes the heavier compounds to gravitate to the outside of the flow and the lighter elements to move to the center where an inner core is formed. The liquid stream processed by the machine is divided into separate streams of heavier and lighter liquids and solids. As a result of this process, separation is achieved.

         To date we have had limited revenues and have an accumulated deficit at September 30, 2006 of $6,467,389. However, we believe we are emerging as a potential leader in the rapidly growing environmental and industrial separation industries. The Company has developed and patented the Voraxial(R) Separator; a proprietary technology that efficiently separates large volumes of liquid/liquid, liquid/solids or liquid/liquid/solids with distinct specific gravities. Management believes this superior separation quality is achieved in real-time, and in much greater volumes, with a more compact, cost efficient and energy efficient machine than any comparable product on the market today. The Voraxial(R) Separator operates in-line and is scaleable.

         The Company is presently researching and developing Voraxial(R) solutions for various applications and markets including oil-water separation and oil exploration and production.

                                  THE OFFERING

         This prospectus covers up to 9,543,363 shares of our common stock, which may be sold by the selling shareholders identified in this prospectus. Of these shares, 5,438,698 shares are underlying warrants exercisable at the following prices:

      265,250 shares are underlying warrants exercisable at $0.75 per share, 4,213,582 shares are underlying warrants exercisable at $1.00 per share, 516,666 shares are underlying warrants exercisable at $1.25 per share, 100,000 shares are underlying warrants exercisable at $3.00 per share, 100,000 shares are underlying warrants exercisable at $4.00 per share, 121,600 shares are underlying warrants exercisable at $6.00 per share, and 121,600 shares are underlying warrants exercisable at $9.00 per share.

The remaining 4,104,666 shares are underlying options exercisable at the following prices:

      2,000,000 shares are underlying options exercisable at $0.15 per share, 45,000 shares are underlying options exercisable at $0.30 per share, 697,333 shares are underlying options exercisable at $0.60 per share, 30,000 shares are underlying options exercisable at $0.71 per share, 200,000 shares are underlying options exercisable at $0.77 per share, 150,000 shares are underlying options exercisable at $0.80 per share, 225,000 shares are underlying options exercisable at $0.80 per share, and 757,333 shares are underlying options exercisable at $1.00 per share.

      While we will not receive any proceeds from sales of shares of our common stock by the selling shareholders, the Company will receive up to $11,166,883.80 from shares issued upon exercise of any warrants or options. The proceeds from the exercise of warrants and options will be used for general working capital purposes. The warrants and options expire on various dates between February 2007 and June 2009. In addition, the warrants are callable at a closing bid price of $0.001 per underlying Common Share provided the Company's Common Stock trades at or above $2.00 per share based for twenty consecutive trading days within 30 days of the Company's written notice of the Company's intention to call this warrant. In the event this warrant has not been exercised by written notice within 30 days of such notice, this warrant will cease to exist.

         As of September 30, 2006, there are 21,492,235 shares of our common stock outstanding. This number of outstanding shares excludes: 5,438,698 shares of our common stock underlying warrants and 4,104,666 shares of common stock underlying stock options issued to our employees and consultants.

                     SUMMARY FINANCIAL AND STATISTICAL DATA

         The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" as of December 31, 2004 and for the year ended December 31, 2005 are derived from our audited financial statements, included elsewhere in this Prospectus, by Jewett, Schwartz & Associates & Co., LLP independent public accountants. The data for the nine months ended September 30, 2006 and September 30, 2005 is derived from our unaudited financial statements included elsewhere in this prospectus. The results of operations for the data for the nine months ended September 30, 2006 are not necessarily of indicative of results to be expected for any other interim period or the entire year. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESULTS OF OPERATIONS DATA

                                              For the Year Ended                           Nine Months Ended
                                        December 31,          December 31,                    September 30,
                                            2005                  2004                  2006                  2005
                                            ----                  ----                  ----                  ----
Net sales.....................           $  128,070           $   19,000            $ 208,425              $128,000
Cost of sales.................           $   34,444           $        0            $  71,410              $ 34,000
Gross profit..................           $   93,626           $   19,000            $ 137,015              $ 94,000
Operating expenses............           $1,186,773           $1,748,000            $ 722,381              $947,000
Net loss......................          ($1,093,147)         ($1,729,000)          ($ 585,366)            ($853,000)

Weighted average number of
   common shares outstanding:
   Basic & Diluted............           18,257,808           16,899,376           20,067,888            18,291,356

Net loss per common share:
   Basic & Diluted                           ($0.06)              ($0.10)              ($0.03)               ($0.05)

BALANCE SHEET DATA

                                                    December 31, 2005        September 30, 2006
                                                    -----------------        ------------------

Working capital (deficit)..........................      ($ 5,882,005)            ($6,467,389)
Total assets.......................................         $ 218,063               $ 643,948
Total liabilities..................................         $ 424,703               $ 589,515
Shareholders' equity...............................        ($ 206,640)              ($ 54,433)

                           FORWARD LOOKING STATEMENTS

         The discussion in this Prospectus regarding our business and operations includes "forward-looking statements" which consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding our business. The risks included should not be assumed to be the only things that could affect future performance. Additional risks and uncertainties include the potential loss of contractual relationships, fluctuations in the volume of sales we make or transactions processed by our customers, as well as uncertainty about the ability to collect the appropriate amounts due to us.

                                  RISK FACTORS

OUR INDEPENDENT AUDITORS HAVE RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         Although we operated as a precision machine shop for a number of years, we have only recently completed the development of the Voraxial Separator, and we have not yet generated significant revenues from that product. As a result, we have limited operating history in our planned business upon which you may evaluate our business and prospects. The revenues and income potential of our business and the markets of our separation technology are unproven. Our business plan must be considered in light of risks, expenses, delays, problems, and difficulties frequently encountered by development stage companies.

         We have incurred operating losses since our inception, and we will continue to incur net losses until we can produce sufficient revenues to cover our costs. At December 31, 2005, we had an accumulated deficit of $5,882,005, including a net loss of $1,091,005 for the year ended December 31, 2005. At September 30, 2006, we have an accumulated deficit of $6,467,389 and net loss of $585,366 for the nine months ended September 30, 2006. Even if we achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

         Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include the rate of market acceptance of our products, competitive efforts, and general economic trends. Due to these factors, we cannot anticipate with any degree of certainty what our revenues will be in future periods. You have limited historical financial data and operating results with which to evaluate our business and our prospects. As a result, you should consider our prospects in light of the early stage of our business in a new and rapidly evolving market.

         Our independent auditors have included in their audit report an explanatory paragraph that states that our continuing losses from operations raises substantial doubt about our ability to continue as a going concern.

WE HAVE BEEN LIMITED BY INSUFFICIENT CAPITAL, AND WE MAY CONTINUE TO BE SO LIMITED.

         In the past, we have lacked the required capital to market the Voraxial Separator. Our inability to raise the funding or to otherwise finance our capital needs could adversely affect our financial condition and our results of operations, and could prevent us from implementing our business plan.

         We may seek to raise capital through public and private equity offerings, debt financing or collaboration, and strategic alliances. Such financing may not be available when we need it or may not be available on terms that are favorable to us. If we raise additional capital through the sale of our equity securities, your ownership interest will be diluted and the terms of the financing may adversely affect your holdings or rights as a stockholder.

OUR BUSINESS MODEL IS UNPROVEN AND IF IT IS NOT SUCCESSFULLY IMPLEMENTED, OUR BUSINESS WILL FAIL.

         Our business model is currently unproven and in the early stages of development and we have not yet undertaken any substantial marketing activities. The technological, marketing, and other aspects of our business will require substantial resources and will undergo constant developmental change. Our ability to develop a successful business model will be dependent upon the relative success or failure of these respective aspects of our operations and how effectively they work in concert with one another. If we expend significant financial and management resources attempting to market the Voraxial Separator to a specific industry segment, and we subsequently are unsuccessful in generating sales from that segment, we may not have enough resources to market to other industry segments. There are no assurances that we will successfully develop our business model from the standpoint of successfully implementing an efficient and effective marketing plan.

IF OUR PRODUCTS DO NOT ACHIEVE AND MAINTAIN MARKET ACCEPTANCE, OUR BUSINESS WILL NOT BE SUCCESSFUL.

         Even though we believe our product is successfully developed, our success and growth will depend upon its acceptance by various potential users of our product. Acceptance will be a function of our product being more cost effective as compared to currently existing or future technologies. If our product does not achieve market acceptance, our business will not be successful. In addition, even if our product achieves market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our product or render our products obsolete.

IF WE DO NOT DEVELOP SALES AND MARKETING CAPABILITIES OR ARRANGEMENTS SUCCESSFULLY, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PRODUCT SUCCESSFULLY.

         We have limited sales and marketing experience. We may market and sell our product through a direct sales force or through other arrangements with third parties, including co-promotion arrangements. Since we may market and sell any product we successfully develop through a direct sales force, we will need to hire and train qualified sales personnel.

OUR MARKET IS SUBJECT TO INTENSE COMPETITION. IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR PRODUCT MAY BE RENDERED NON-COMPETITIVE OR OBSOLETE.

         We are engaged in a segment of the water filtration industry that is highly competitive and rapidly changing. Many large companies, academic institutions, governmental agencies, and other public and private research organizations are pursuing the development of technology that can be used for the same purposes as our product. We face, and expect to continue to face, intense and increasing competition, as new products enter the market and advanced technologies become available. We believe that a significant number of products are currently under development and will become available in the future that may address the water filtration segment of the market. If other products are successfully developed, it may be marketed before our product.

         Our competitors' products may be more effective, or more effectively marketed and sold, than any of our products. Many of our competitors have:

         o significantly greater financial, technical and human resources than we have and may be better equipped to discover, develop, manufacture and commercialize products; and

         o     more extensive experience in marketing water treatment products.

         Competitive products may render our products obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product. Furthermore, the development of new technologies and products could render our product noncompetitive, obsolete, or uneconomical.

AS WE EVOLVE FROM A COMPANY PRIMARILY INVOLVED IN DESIGN AND DEVELOPMENT TO ONE ALSO INVOLVED IN COMMERCIALIZATION, WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH AND EXPANDING OUR OPERATIONS SUCCESSFULLY.

         We may experience a period of rapid and substantial growth that may place a strain on our administrative and operational infrastructure, and we anticipate that continued growth could have a similar impact. As our product continues to enter and advance in the market, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborative partners, suppliers, and other third parties.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR TECHNOLOGY, OR IF WE INFRINGE THE RIGHTS OF OTHERS, WE MAY NOT BE ABLE TO DEFEND OUR MARKETS OR TO SELL OUR PRODUCT.

         Our success may depend in part on our ability to continue and expand our patent protection both in the United States and in other countries for our product. Due to evolving legal standards relating to the patentability, validity, and enforceability of patents covering our product and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any issued patents may not provide us with sufficient protection for our product or provide sufficient protection to afford us a commercial advantage against competitive products or processes.

         Our success may also depend in part on our ability to operate without infringing the proprietary rights of third parties. The manufacture, use, or sale of our product may infringe on the patent rights of others. Likewise, third parties may challenge or infringe upon our existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

         o     the patentability of our inventions relating to our product;
               and/or

         o the enforceability, validity, or scope of protection offered by our patents relating to our product.

         Litigation may be necessary to enforce the patents we own and have applied for (if they are awarded), copyrights, or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement. This type of litigation could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition, and results of operations.

WE ARE DEPENDENT ON KEY PERSONNEL AND THE LOSS OF THE SERVICES OF ANY SUCH PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         We are dependent upon the availability and the continued performance of the services of Alberto DiBella and John DiBella. The loss of the services of any such personnel could have a material adverse effect on us. In addition, the availability of skilled personnel is extremely important to our growth strategy and our failure to attract and retain such personnel could have a material, adverse effect on us. We do not currently maintain any key man life insurance covering these persons.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENTAL APPROVALS AND REGULATIONS AND ENVIRONMENTAL COMPLIANCE, WHICH MAY SUBJECT US TO INCREASING OPERATIONAL COSTS.

         Our operations are subject to extensive and frequently changing federal, state, and local laws and substantial regulation by government agencies, including the United States Environmental Protection Agency (EPA), the United States Occupational Safety and Health administration (OSHA) and the Federal Aviation Administration (FAA). Among other matters, these agencies regulate the operation, handling, transportation and disposal of hazardous materials used by us during the normal course of our operations, govern the health and safety of our employees and certain standards and licensing requirements for our aerospace components that we contract manufacture. We are subject to significant compliance burden from this extensive regulatory framework, which may substantially increase our operational costs.

         We believe that we have been and are in compliance with environmental requirements and believe that we have no liabilities under environmental requirements. Further, we have not spent any funds specifically on compliance with environmental laws. However, some risk of environmental liability is inherent in the nature of our business, and we might incur substantial costs to meet current or more stringent compliance, cleanup, or other obligations pursuant to environmental requirements in the future. This could result in a material adverse effect to our results of operations and financial condition.

OUR BUSINESS HAS A SUBSTANTIAL RISK OF PRODUCT LIABILITY CLAIMS. IF WE ARE UNABLE TO OBTAIN APPROPRIATE LEVELS OF INSURANCE, A PRODUCT LIABILITY CLAIM AGAINST US COULD AVERSELY AFFECT OUR BUSINESS.

         Our business exposes us to possible claims of personal injury, death, or property damage, which may result from the failure, or malfunction of any component or subassembly manufactured or assembled by us. While we have product liability insurance, any product liability claim made against us may have a material adverse effect on our business, financial condition, or results of operations in light of our poor financial condition, losses and limited revenues.

OUR SHARES OF COMMON STOCK HAVE TRADED ON A LIMITED BASIS AND YOU MAY FIND IT DIFFICULT TO DISPOSE OF YOUR SHARES OF OUR STOCK, WHICH COULD CAUSE YOU TO LOSE ALL OR A PORTION OF YOUR INVESTMENT IN OUR COMPANY.

         Our shares of common stock are currently quoted on the OTC Bulletin Board. The trading in shares of our common stock has been limited and we anticipate the trading market in the foreseeable future will continue to be limited. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

OUR COMMON STOCK IS COVERED BY SEC "PENNY STOCK" RULES WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO SELL OR DISPOSE OF OUR COMMON STOCK, WHICH COULD CAUSE YOU TO LOSE ALL OR A PORTION OF YOUR INVESTMENT IN OUR COMPANY.

         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

FUTURE SALES BY OUR STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         Sales of our common stock in the public market following this offering could lower the market price of our common stock due to the additional shares in the market. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

THE EXERCISE OF THE WARRANTS AND OPTIONS COULD NEGATIVELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK.

         To the extent that holders of the options or warrants exercise such convertible securities and then sell the underlying shares of common stock in the open market, our common stock price may decrease due to the additional shares in the market.

                                 CAPITALIZATION

         The following tables set forth our capitalization as of September 30, 2006. The tables should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                               September 30, 2006
                               ------------------
Current maturities of long-term debt.............................................................      $           0
Long-term debt...................................................................................                  0
Current Liabilities .............................................................................            589,515
Shareholders' equity:
   Preferred Stock; 7,250,000 authorized;
     Shares authorized, 0 Shares issued and outstanding..........................................                  0
   Common stock; $0.001 par value; 42,750,000
     Shares authorized; 21,492,235 shares issued and outstanding.................................             21,492
   Additional paid-in capital....................................................................          6,520,330
   Accumulated deficit...........................................................................         (6,467,389)
Total shareholders' deficiency...................................................................      $     (54,433)
                                                                                                       =============
Total liabilities and shareholders deficiency....................................................      $     643,948
                                                                                                       =============

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is quoted on the NASDAQ Over-The-Counter Bulletin Board ("OTCBB") under the symbol EVTN. The bid quotations below, as provided by Interactive Data, have been reported for the period ending March 31, 2004 through the period ending September 30, 2006. There is no assurance that an active trading market will develop which will provide liquidity for our existing shareholders or for persons who may acquire common stock through the exercise of warrants and options. On January 30, 2007, the closing price for our common stock was $0.45. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

BID QUOTATIONS

                  Quarter Ended                  High               Low
                  -------------                  ----               ---

                  March 31, 2004                 $1.21             $0.80
                  June 30, 2004                  $1.23             $0.79
                  September 30, 2004             $1.15             $0.65
                  December 31, 2004              $0.99             $0.60

                  March 31, 2005                 $0.85             $0.42
                  June 30, 2005                  $0.60             $0.38
                  September 30, 2005             $0.85             $0.41
                  December 31, 2005              $0.70             $0.45

                  March 31, 2006                 $0.70             $0.50
                  June 30, 2006                  $0.79             $0.48
                  September 30, 2006             $0.60             $0.46

HOLDERS

         As of December 15, 2006, there were over 775 holders of record of our common stock outstanding. Our transfer agent is Jersey Transfer & Trust Company, Inc., Post Office Box 36, Verona, New Jersey 07044.

         No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of common stock for future sale will have on the market price of the common stock prevailing from time-to-time. Sales of substantial amounts of common stock on the public market could adversely affect the prevailing market price of the common stock.

DIVIDENDS

         We have not paid a cash dividend on the common stock since our acquisition of FPA. The payment of dividends may be made at the discretion of our board of directors and will depend upon, among other things, our operations, our capital requirements and our overall financial condition. As of the date of this prospectus, we have no intention to declare dividends.

A SPECIAL NOTE ABOUT PENNY STOCK RULES

         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also cause less broker- dealers to be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling shareholders. However, we may receive up to $11,166,883.80 of proceeds from the options and warrants exercisable to acquire the shares of common stock we are registering under this prospectus. Any proceeds from the exercise of options and warrants will be used for working capital.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND PLAN OF OPERATIONS

GENERAL

         Management's discussion and analysis contains various forward-looking statements. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or use of negative or other variations or comparable terminology.

         We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

OVERVIEW

         The Company has developed and patented the Voraxial(R) Separator; a proprietary technology that efficiently separates large volumes of liquid/liquid, liquid/solids or liquid/liquid/solids with distinct specific gravities. We have had limited sales and have shipped units of the Voraxial(R) Separator on a trial and rental basis to a number of different companies that include a wide range of industrial applications, including produced water applications for the oil industry (both offshore oil rigs and onland production facilities), liquid/liquid and liquid/solid applications for the food processing industry and the uranium industry. We have installed several Voraxial(R) Separators to date including units to the Alaska Department of Environmental Conservation, the US Navy and to a leading uranium producing company in Canada for oil/water separation. During 2006, we sold a Voraxial(R) 4000 Separator to ConocoPhillips for produced water separation. The Company is presently marketing the developing Voraxial(R) Separator as a potential solution for various applications and markets including oil-water separation and oil exploration and production,.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

REVENUE

         We continued to focus our efforts and resources to the manufacturing, assembling, marketing and selling of the Voraxial(R) Separator. Revenues increased 572% to $128,070 for year ended December 31, 2005 as compared to $19,220 for the year ended December 31, 2004. The increase is a result of a sale of the Voraxial Separator and in-house testing and rental shipments to customers interested in utilizing the Voraxial Separator. Management believes the interest for the Voraxial Separator for liquid/liquid, liquid/solid and liquid/liquid/solid separation is increasing from a variety of industries. We believe we have increased the exposure and awareness of the Voraxial Separator through our marketing programs and expect to increase revenues from the sale and lease of the Voraxial Separator in 2007.

COSTS AND EXPENSES

         Costs and expenses decreased by 32% or $561,257 to $1,186,743 for the year ended December 31, 2005 as compared to $1,748,000 for the year ended December 31, 2004. The decrease is due to a consolidation of activities resulting in decreases in general and administrative expenses and increases in research and development during the year ended December 31, 2005. Increase in research and development was primarily due to produced water trials.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and Administrative expenses decreased by 59% or $655,001 to $455,999 for the year ended December 31, 2005 from $1,111,000 for the year ended December 31, 2004. The decrease is principally due to a non-cash equity transaction in 2004 for services. The expense is related to the marketing of the Voraxial(R) Separator.

RESEARCH AND DEVELOPMENT EXPENSES

         Research and Development expenses increased 15% to $730,774 for the year ended December 31, 2005 from $637,000 for the year ended December 31, 2004. This increase was due to our continuing efforts to enter into the produced water segment of the oil industry.

NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2005.

REVENUE

         Our revenues increased 62% to $208,425 for the nine months ended September 30, 2006 as compared to $128,000 for the nine months ended September 30, 2005. The increase in revenue was due to the sales of Voraxial(R) Separator equipment. The Company continues to focus on its sales and marketing program for the Voraxial(R) Separator, specifically in the oil exploration and production market. Interest in the Voraxial Separator has increased significantly in the past several quarters, as such, Management believes such efforts will continue to result in additional clients and increasing revenues in 2006.

COSTS AND EXPENSES

         Costs and expenses decreased by 24% or $224,619 to $722,381 for the nine months ended September 30, 2006 as compared to $947,000 for the nine months ended September 30, 2005. The decrease is due to a consolidation of activities resulting in a decrease in research and development during the nine months ended September 30, 2006. This was partially offset by an increase in general and administrative expenses, which includes, but not limited to sales and marketing in the oil exploration and production industry

RESEARCH AND DEVELOPMENT EXPENSES

         Research and Development expenses decreased by 52% to $281,124 for the nine months ended September 30, 2006, as compared to $588,000 for the previous nine months ended September 30, 2005. The Company has finalized the development of the Voraxial(R) Separator and has begun the sales and marketing of the product. However, we continue to seek improvements to the product, specifically within the oil industry.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and Administrative expenses increased by 22% to $441,257 for the nine months ended September 30, 2006 up from $359,000 for the nine months ended September 30, 2005. The increase was due to various overhead expenses, including, but not limited to sales and marketing in the oil exploration and production industry. We continue to focus our efforts on marketing of the Voraxial(R) Separator.

LIQUIDITY AND CAPITAL RESOURCES

         Cash at September 30, 2006 was $381,492. Working capital surplus at September 30, 2006 was $39,536 as compared to a working capital deficit at December 31, 2005 of $221,978. The increase in the working capital was primarily due to a $304,801 increase in cash, an increase in inventory of $71,098, an increase in Accounts Receivable of $41,430 and increase in prepaid expenses of $8,997. These amounts were partially offset by an increase in Accounts Payable and Accrued Expenses of $163,812.

         At September 30, 2006 the Company had an accumulated deficit of $6,467,389. We anticipate generating positive cash flow from the Voraxial(R) Separator by the end of 2007. To the extent such revenues and corresponding cash flows do not materialize, we will continue to require infusion of capital to sustain our operations. We cannot be assured that we will generate revenues or that the level of any future revenues will be self-sustaining. Furthermore, we cannot provide any assurances that required capital will be obtained or that terms of such required capital may be acceptable to us.

         The Company has funded working capital requirements and intends to fund current working capital requirements through third party financing, including the private placement of securities. However, the Company cannot provide any assurances that it will be able to obtain adequate financing. If the Company is unable to obtain adequate financing, it may reduce its operating activities until sufficient funding is secured or revenues are generated to support operating activities. During the three months ended September 30, 2006, the Company received $445,000 from four accredited investors that purchased an aggregate of 1,112,500 shares of the Company's restricted common stock at $0.40 per share. During the nine months ending September 30, 2006, the Company received $893,000 from 19 accredited investors that purchased an aggregate of 2,232,500 shares of the Company's restricted common stock at $0.40 per share.

         The Company has expanded its sales and marketing efforts for produced water separation in the oil exploration and production market. During the nine months ended September 30, 2006 the Company sold and delivered a Voraxial 4000 Separator for produced water separation to ConocoPhillips. ConocoPhillips is among the largest five integrated energy companies and refiners in the United States. The machine will be used to enhance the handling of large volumes of produced water and water injection at a production facility. The Company also received a purchase order to provide Transocean Inc. semi submersible rig Sedco

702 with a Voraxial 2000 Offshore Deck Water Drainage System. The system will be utilized to handle and separate contaminated drill floor run-off water containing solids and drilling fluids on their offshore rig.

CONTINUING LOSSES

         We may be unable to continue as a going concern, given our limited operations and revenues and our significant losses to date. Consequently, our working capital may not be sufficient and our operating costs may exceed those experienced in our prior years. In light of these recent developments, we may be unable to continue as a going concern.

         The Company has experienced net losses, has a working capital deficit and sustained cash outflows from operating activities and had to raise capital to sustain operations. There is no assurance that the Company's developmental and marketing efforts will be successful, that the Company will ever have commercially accepted products, or that the Company will achieve significant revenues. If the Company is unable to successfully commercialize its Voraxial Separator, it is unlikely that the Company could continue its business. The Company will continue to require the infusion of capital until operations become profitable. During 2007, the Company anticipates seeking additional capital, increasing sales of the Voraxial Separator and continuing to restrict expenses. However, substantial doubt exists about the ability of the Company to continue as a going concern.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The Company's adoption of SFAS No. 146 on January 1, 2003 did not have any material effect on the financial statements of the Company.

         In December 2003, the FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities" in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of variable interest entities, including special-purpose entities or off-balance sheet structures. The consolidation requirements of FIN No. 46R have a variety of implementation dates. The Company believes the impact of FIN No. 46R on its financial position and results of operations will not be material, but the Company will continue to evaluate the impact of FIN No. 46R during the first quarter of 2004.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement affects the issuer's accounting for three types of freestanding financial statements: mandatorily redeemable shares, put and forward purchase contracts that require the issuer to buy back some of its shares in exchange for cash or other assets, and certain obligations that can be settled in shares. This statement is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The impact of adopting FASB No. 150 was not material to the Company's financial position and results of operations.

         In December 2003, the Securities and Exchange Commission (SEC), published Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition." This SAB updates portions of the Securities and Exchange Commission (SEC) staff's interpretive guidance provided in SAB 101 and included in Topic 13 of the Codification of Staff Accounting Bulletins. SAB 104 deletes interpretative material no longer necessary, and conforms the interpretive material retained, because of pronouncements issued by the FASB's Emerging Issues Task Force (EITF) on various revenue recognition topics, including EITF 00-21, "Revenue Arrangements with Multiple Deliverables." SAB No. 104 also incorporates into the SAB Codification certain sections of the SEC staff's "Revenue Recognition in Financial Statements - Frequently Asked Questions and Answers." SAB No. 104 does not have a material impact on the Company's financial position and results of operations since the Company's revenue recognition practices previously conformed to the interpretations codified by SAB No. 104.

         Management does not expect these statements to have a material impact on the consolidated financial statements.

                                    BUSINESS

OUR HISTORY

         Enviro Voraxial Technology, Inc. was incorporated in Idaho on October 19, 1964, under the name Idaho Silver, Inc. From our inception through 1994, we were engaged in acquiring mining claims and exploring for silver and lead in Idaho. In May of 1996, we entered into an agreement and plan of reorganization with a privately held Florida corporation, Florida Precision Aerospace, Inc. ("FPA"), and its shareholders. FPA was incorporated on February 26, 1993. We exchanged 10,000,000 newly issued post-split shares of our common stock, or approximately 97% of our shares then issued and outstanding for all of the issued and outstanding shares of FPA. As a result of this reorganization, the shareholders of FPA gained control of our company and FPA became our wholly owned subsidiary. Because FPA's management was more qualified to focus our business on that of FPA, our officers and directors resigned and were replaced by FPA's designees. At the close of the transaction, we changed our name to Enviro Voraxial Technology, Inc.

GENERAL

         We believe we are emerging as a potential leader in the rapidly growing environmental and industrial separation industries. The Company has developed and patented the Voraxial(R) Separator; a proprietary technology that efficiently separates large volumes of liquid/liquid, liquid/solids or liquid/liquid/solids with distinct specific gravities. Management believes its high separation quality is achieved in real-time, and in much greater volumes, with a more compact, cost efficient and energy efficient machine than any comparable product on the market today. The Voraxial(R) Separator operates in-line and is scaleable.

         The size and efficiency advantages provided by the Voraxial(R) Separator to the end-user have provided us with a variety of market opportunities. We have generated limited revenues to date partially because of insufficient funds to adequately market our product; however, we have received inquiries from parties in various industries, including oil exploration and production.

         We have had limited sales and have shipped units of the Voraxial(R) Separator on a trial and rental basis to a number of different companies that include a wide range of industrial applications, including produced water applications for the oil industry (both offshore oil rigs and onland production facilities), liquid/liquid and liquid/solid applications for the food processing industry and the uranium industry. We have installed several Voraxial(R) Separators to date including units to the Alaska Department of Environmental Conservation, the US Navy and to a leading uranium producing company in Canada for oil/water separation. During 2006, we sold a Voraxial(R) 4000 Separator to ConocoPhillips for produced water separation.

VORAXIAL(R) SEPARATOR

         The Voraxial(R) Separator is a continuous flow turbo machine that generates a strong centrifugal force, a vortex, capable of separating light and heavy liquids, such as oil and water, or any other combination of liquids and solids at extremely high flow rates. As the fluid passes through the machine, the Voraxial(R) Separator accomplishes this separation through the creation of a vortex. In liquid/liquid and liquid/solid mixtures, this vortex causes the heavier compounds to gravitate to the outside of the flow and the lighter elements to move to the center where an inner core is formed. The liquid stream processed by the machine is divided into separate streams of heavier and lighter liquids and solids. As a result of this process, separation is achieved.

         The Voraxial(R) Separator is a self-contained, non-clogging device that can be powered by an electric motor, diesel engine or by hydraulic power generation. Further, the Voraxial(R) Separator's scalability allows it to be utilized in a variety of industries and to process various amounts of liquid. The following are the various sizes and the corresponding capacity range:

PRODUCT AND CAPACITY RANGE

                            Model            Diameter         Capacity Range
                           Number              Size         Gallons Per Minute
                           ------           ----------      ------------------
                      Voraxial(R)1000         1 inch               3 - 5
                      Voraxial(R)2000         2 inches            25 - 80
                      Voraxial(R)4000         4 inches           250 - 600
                      Voraxial(R)8000         8 inches         2,000 - 6,000

         We currently maintain an inventory of various models of the Voraxial(R) Separator. During fiscal year 2006, we further tested, demonstrated and delivered on a trial and rental basis the Voraxial(R) Separator units to companies within various industries including energy production, wastewater, manufacturing and mining. During 2006 the Company provided Voraxial(R) Separators to several firms and is engaged in discussions to deliver additional Voraxial(R) Separators on an income-producing basis.

         Management believes that our Voraxial(R) Separator offers substantial applications on a cost-effective basis, including: oil exploration & production, oil remediation services, municipal wastewater treatment, bilge water purification, food processing waste treatment and numerous other industrial production and environmental remediation processes. We also believe that the quality of the water separated from the contaminant is good enough to recycle back into the process stream (back into the plant) or discharge to the environment. As clean water becomes less available to the ever-increasing world population, this technology may become more valuable.

VORAXIAL(R) SEPARATOR MARKET

         The need for effective and cost efficient wastewater treatment and separation technology is global in scale. Moreover, virtually every industry requires some type of separation process either during the manufacturing process, prior to treatment or discharge of wastewater into the environment, for general clean up, or emergency response capability. Separation processes, however, are largely unknown to the average consumer. These processes are deeply integrated in almost all industrial processes from oil to wastewater to manufacturing. Management believes that the Voraxial(R) technology has applications in most, if not all major separation industries. The unique characteristics of the Voraxial(R) allow it to be utilized either as a stand-alone unit or within an existing system to provide a more efficient and cost effective way to handle the separation needs of the customer.

         We believe that we are the only front-end solution for the separation industry that can offer increased productivity while reducing the physical space and energy required to operate the unit. These advantages translate into the potential for substantial operating cost efficiencies that may increase the profitability of the solution's end user.

         If environmental regulations, both domestically and internationally, become more stringent, companies may be required to more effectively treat their wastewater prior to discharge. We believe this offers a good opportunity for the Company as the Voraxial(R) Separator can be utilized in most separation applications to significantly increase the efficiency of the separation processes while simultaneously reduce the cost to the end-user.

         Management believes that the oil industry, and more specifically the produced water market within this industry, represents a good opportunity for significant sales growth for the Voraxial Separator. The produced water market is worldwide and the need for effective produced water (oil/water) separation is a major issue for both offshore and land-based oil production facilities. The ability to efficiently separate produced water waste streams (oil and water) has enormous economical and environmental consequences for the oil production industry. Produced water comprises over 98% of the total waste volume generated by the oil and gas industry, making it the largest volume waste stream associated with oil and gas production.

         Oil reservoirs frequently contain large volumes of water and as oil wells mature (the oil field becomes depleted), the amount of produced water increases. According to American Petroleum Institute (API), about 18 billion barrels of produced water was generated by US onshore operations in 1995. Worldwide, the total amount of produced water generated in 1999, according to Khatib and Verbeek, was approximately 77 billion barrels. Produced water volumes will continue to increase as oil wells mature.

         We believe that the necessity to process and efficiently separate high volumes of liquids coupled with the more stringent environmental regulations worldwide will continue to increase the demand for the Voraxial(R) Separator. The Voraxial(R) provides efficient separation while decreasing the amount of space, energy and weight to conduct the separation. In addition to oil separation, the Voraxial can also perform solid (sand and grit) extraction, which prevents production damage by increasing the life of the well.

INVENTORY

         Other than our Voraxial(R) Separators, we maintain no inventory of finished parts until we receive a customer order. We currently have various models of the Voraxial(R) Separator in inventory, which includes certain models located at third party facilities on a trial basis.

COMPETITION

         We are subject to competition from a number of companies who have greater experience, research abilities, engineering capability and financial resources than we have. Although we believe our Voraxial(R) Separator offers applications which accomplish better or similar results on a more cost-effective basis than existing products, other products have, in some instances, attained greater market and regulatory acceptance. These competitors include, but are not limited to Westfalia and AlfaLaval.

MARKETING

         The Company's products and services are marketed through our existing staff and consultants. We have presented the Voraxial(R) Separator at several prominent trade shows in the past fiscal year. In February 2005, we demonstrated our Voraxial(R) Separator in Shell Technology Ventures (STV) trade booth, a division of Royal Dutch/Shell Group (NYSE:RD), at the 22nd SPE/IADC Drilling Conference and Exhibition in Amsterdam, The Netherlands. Our objective in attending the conference was to increase awareness and strengthen relationships between STV and members of the SPE/IADC while providing us with the exposure and, hence, the business opportunities with potential customers. The specific applications addressed with our separation technology at the SPE/IADC Drilling Conference were the treatment of produced water and the separation of oil and water at the various steps in the oil production process; namely, extraction, transportation and initial refining of crude oil.

         The Company believes it has received a great response from potential clients and manufacturers representatives from the above-mentioned tradeshows and is still pursuing some of these opportunities. We anticipate presenting the Voraxial(R) Separator at additional tradeshows in 2007.

SOURCES AND AVAILABILITY OF RAW MATERIALS

         The Voraxial(R) Separator is currently manufactured and assembled at our Fort Lauderdale, Florida facilities.

         The materials needed to manufacture our Voraxial(R) Separator have been provided by Baldor Electric Co., Hughes Supply Inc. and SKF USA Inc., among other suppliers. We have no written agreements with suppliers. We do not anticipate any shortage of component parts.

INTELLECTUAL PROPERTY

         We currently hold several patents pertaining to the Voraxial(R) Separator and are continually working on developing other patents. The Company owns United States Patent #6,248,231, #5,904,840 and #5,084,189. The latest patent, Patent #6,248,231 was registered in 2001 for Apparatus with Voraxial(R) Separator and Analyzer. Patent #5,904,840 is for Apparatus for Accurate Centrifugal Separation of Miscible and Immiscible Media, which is for technology invented by our president and sole director, Alberto DiBella, and registered in 1999. The other is for the Method and Apparatus for Separating Fluids having Different Specific Gravities. This is for technology invented by Harvey Richter and registered in 1992 to Richter Systems, Inc. In 1996, we acquired assets, including this patent from Richter Systems, Inc. The method and apparatus for each of these is applied in our Voraxial(R) Separator. The Company has filed for additional patents pertaining to the Voraxial(R) Separator. These patents are still pending.

         In addition, on December 16, 2003, we received trademark protection for the word "Voraxial".

PRODUCT LIABILITY

         Our business exposes us to possible claims of personal injury, death or property damage, which may result from the failure, or malfunction of any component or subassembly manufactured or assembled by us. We have product liability insurance up to $1,000,000 per incident. However, any product liability claim made against us may have a material adverse effect on our business, financial condition or results of operations in light of our poor financial condition, losses and limited revenues.

         We obtained directors and officers, and general insurance coverage in 2004. We obtained product liability insurance in 2005.

RESEARCH AND DEVELOPMENT

         In our past two fiscal years, we have spent approximately $1,246,000 on product research and development. The Company has finalized the development of the Voraxial(R) Separator. Although we will continually work on advancing the technology and applications whereby the technology can be used, we do not anticipate devoting a significant portion of any future funds to this area of the business.

EMPLOYEES

         We have 4 employees. All of our employees work full-time. None of our employees are members of a union. We believe that our relationship with our employees is favorable. We intend to add additional employees in the upcoming year, including managers, sales representatives and engineers.

PROPERTIES

         During September 2004, the Company entered into a three (3) year lease for an office and manufacturing facility located at 821 NW 57th Place, Fort Lauderdale, FL 33309. The lease is approximately $5,640 per month for the initial two years of the lease and approximately $5,700 per month for the third year of the lease. The Company has the option to renew the lease at the end of the three-year term. We believe this facility is adequate to maintain our operations for the next 24 months.

                                   MANAGEMENT

Directors and executive officers

         The following sets forth the names and ages of our officers and directors. Our directors are elected annually by our shareholders, and the officers are appointed annually by our board of directors.

           Name                 Age        Position
           ----                 ---        --------

           Alberto DiBella      73         President and Director
           John A. DiBella      34         Executive Vice President of
                                             Business Development

         ALBERTO DIBELLA is a graduate of the Florence Technical Institute, Italy, where he obtained a degree in mechanical engineering in 1952. After immigrating to the United States in 1962, Mr. DiBella worked in New Jersey for a major tool manufacturer. From 1988 to 1993, he was the President of E.T.P., Inc, a machining business, where he was responsible for day-to-day operations of the company. In 1993, he relocated to Florida and founded FPA, our wholly owned subsidiary. Since our inception he has worked in the day-to-day operations of FPA. He has been our president and chairman since June 1996 and president and chairman of our subsidiary, FPA, since its organization in February 1993.

         JOHN A. DIBELLA has served as an employee of our Company since January 2002. From 2000 through January 2002 Mr. DiBella provided consulting services to our Company. Mr. DiBella currently serves as the Company's Vice President of Business Development. Mr. DiBella co-founded and served as President of PBCM, a financial management company located in New Jersey from 1997 to 1999. While at PBCM, Mr. DiBella was involved in various consulting services regarding the development of publicly traded companies, including establishing a management team, negotiating partnerships, licensing agreements and investigating merger and acquisition opportunities. Prior to co-founding PBCM, Mr. DiBella served as a Securities Analyst in the Equities and Derivatives Department for Donaldson, Lufkin and Jenrette, a NYSE member firm. Mr. DiBella holds a Bachelor of Science Degree in Finance and Economics from Rutgers University. Mr. DiBella is the nephew of Alberto DiBella.

COMMITTEES

         To date, we have not established an audit committee. Due to our financial position, we have been unable to attract qualified independent directors to serve on our board. Our board of directors, solely consisting of Alberto DiBella, reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. Mr. DiBella is not considered a "financial expert."

         We have not established a compensation committee or nominating committee.

ADVISORY COMMITTEE

         We have established an Advisory Committee. The purpose of the Advisory Committee is to provide business advice and recommendations to management of the Company. The Advisory Committee consists of J. John Combs, Barry Gafner, Kevin Mulshine and Henry Schlesinger. These individuals serve for a 2-year term.

         On February 18, 2004, we issued options to purchase an aggregate of 30,000 shares of our common stock exercisable at $0.71 per share to three of the individuals as consideration for joining our advisory committee. The options are exercisable until February 18, 2007.

INDEMNIFICATION

         The Idaho Statutes permit the indemnification of directors, employees, officers and agents of Idaho corporations. Our Articles of Incorporation and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Idaho Statutes.

         The provisions of the Idaho Statutes that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Idaho. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Idaho securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

EXECUTIVE COMPENSATION

         The table below sets forth compensation for the past three years awarded to, earned by or paid to our chief executive officer and each executive officer whose compensation exceeded $100,000 for the year ended December 31, 2005.

                                    SUMMARY COMPENSATION TABLE

                                                                                  Long Term Compensation
                                                Annual Compensation          Shares of Common Stock
Name and Position                Year          Salary           Bonus          Underlying Options      Other
-----------------                ----          ------           -----          ------------------      -----
Alberto DiBella, CEO             2005          $165,000(1)       ---                     ---             --
                                 2004          $165,000(1)       ---                 216,666(3)          --
                                 2003          $150,000(2)(3)    ---                     ---             (4)

Frank J. DeMicco,                2004          $128,000          ---                     ---             --
Former COO                       2003          $150,000          ---                 200,000(5)          (5)

John A. DiBella, EVP             2005          $150,000(6)       ---                     ---             --
                                 2004          $150,000(6)       ---               1,033,333(7)          --
                                 2003          $150,000(6)(7)    ---                     ---             --

(1) Of these amounts, only $43,000 and $25,000 have been paid out for the years ended December 31, 2005 and 2004, respectively.
         Unpaid balance has been included in accrued expenses.
(2)      Salary was deferred and subsequently paid during 2004.
(3) In an effort to save the Company money for operating expenses, Mr. DiBella accrued a significant percentage of his salary. Mr. DiBella agreed to convert a portion of the accrued salary into options: 110,000 shares of common stock underlying options exercisable at $0.60 per share and 110,000 shares of common stock underlying options exercisable at $1.00 per share.
(4) For services rendered during 1997, Mr. DiBella was paid cash compensation of $50,000 together with 1,000,000 voting convertible, non-cumulative 8% preferred shares, $0.001 par value. In 1997 Mr. DiBella also exchanged 5,000,000 shares of common stock for 5,000,000 shares of voting convertible, non-cumulative 8% preferred shares, $0.001 par value. Effective December 31, 2003, pursuant to its terms, the preferred stock converted into shares of common stock on a one for one basis. Mr. DiBella had 6,000,000 shares of preferred stock at the time of conversion.
(5) Pursuant to Mr. DeMicco's employment agreement, Mr. DeMicco received warrants to purchase 300,000 shares of the Company's common stock exercisable at $1.00 per share, subject to certain vesting provisions. 150,000 warrants vested prior to the Company's separation agreement with Mr. DeMicco. The remaining warrants were terminated. In 2005, Mr. DeMicco earned 50,000 options as a consultant. Effective December 31, 2005 Mr. DeMicco no longer serves as an executive officer of the Company.
(6)      $145,000, $76,000 and $133,000 have been deferred in 2005, 2004 and
         2003, respectively.
(7) In an effort to save the Company money for operating expenses, Mr. DiBella has accrued a significant percentage of his salary. Mr. DiBella agreed to convert a portion of the accrued salary from 2001-2003 into options: 516,666 shares of common stock underlying options exercisable at $0.60 per share and 516,666 shares of common stock underlying options exercisable at $1.00 per share.

                  AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth certain information concerning unexercised stock options as of December 31, 2005 held by executive officers and directors. The Company has not adopted a formal stock option or equity incentive plan. All options are vested. No options were exercised during the year ended December 31, 2005.

                                       Number Of                          Value Of Unexercised
                                  Unexercised Options                          In-the-Money
                                  Held at 12/31/05(#)                    Options at 12/31/05 (1)
                                  -------------------                    -----------------------

                            Shares                 Shares
      Name               Exercisable           Unexercisable         Exercisable        Unexercisable
      ----               -----------           -------------         -----------        -------------
Alberto DiBella             220,000                  0                $      0               $0
John DiBella              3,066,666                  0                $840,000               $0

 (1) The closing sale price of the Common Stock on December 31, 2005 as reported by OTCBB was $0.57 per share. Value is calculated by multiplying (a) the difference between $0.57 and the option exercisable price by (b) the number of shares of Common Stock underlying the options.

EMPLOYMENT AGREEMENTS

         Neither of our executive officers has a written employment agreement with the Company. However the Company intends to enter into an employment agreement with John A. DiBella during 2007. We currently pay the CEO and Executive Vice President approximately $15,000 per month which a high percentage is accrued.

DIRECTOR COMPENSATION

         Directors are not compensated by our Company.

                              CERTAIN TRANSACTIONS

         During the fourth quarter of 2005, John A. DiBella received 1,000,000 shares of common stock from Alberto DiBella.

         During the fourth quarter of 2005 Alberto DiBella entered into agreements with Robert Weinberg and Peter Chiappetta related to personal advances made by Mr. Weinberg and Mr. Chiappetta to Mr. DiBella. Such advances were not related to the Company. In full satisfaction of the advances, Mr. DiBella transferred an aggregate of 5,000,000 shares of the Company's common stock to Mr. Weinberg and Mr. Chiappetta.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of January 31, 2007, there were _____ shares of our common stock outstanding. The table below sets forth information with respect to the beneficial ownership of our securities as of January 31, 2007 by:

         1) each person known by us to be the beneficial owner of five percent or more of our outstanding securities, and

         2) executive officers and directors, individually and as a group.

         Unless otherwise indicated, we believe that the beneficial owner has sole voting and investment power over such shares.

Name and Address of                      Number of Shares       Percentage of
   Beneficial Owner                     Beneficially Owned       Ownership
   ----------------                     ------------------       ---------

Alberto DiBella                             3,266,666(1)            16.6%
3500 Bayview Drive
Fort Lauderdale, FL  33308

John A. DiBella                             4,033,333(2)            17.9%
821 N.W. 57th Place
Fort Lauderdale, FL  33309

Robert Weinberg                             2,000,000(3)            10.3%
11338 Clover Leaf Circle
Boca Raton, FL 33428

Peter Chiappetta                            3,000,000(3)            15.4%
2299 NW 62nd Drive
Boca Raton, FL 33487

All officers and directors                  7,299,999               34.5%
as a group (2 persons)

(1) Alberto DiBella's beneficial share ownership includes 10,000 shares of common stock owned by his wife. Also includes 110,000 shares of common stock underlying options exercisable at $0.60 per share and 110,000 shares of common stock underlying options exercisable at $1.00 per share.

(2) Includes 2,000,000 shares of common stock underlying options exercisable at $0.15 per share, 516,666 shares of common stock underlying options exercisable at $0.60 per share and 516,666 shares of common stock underlying options exercisable at $1.00 per share. Excludes shares, which Mr. DiBella holds voting control, but does not hold any power to dispose of such shares. See footnote 3.

(3) Voting rights of said shares were granted to John A. DiBella until such time the percentage ownership is less than 3% of the Company.

                            DESCRIPTION OF SECURITIES

         As of January 31, 2007, we had authorized 42,750,000 shares of par value $0.001 common stock, with 21,992,235 shares issued and outstanding. Additionally, we have authorized 7,250,000 shares of preferred stock, with no shares issued and outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         We are authorized to issue shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of the date of this Prospectus we have no outstanding shares of preferred stock.

WARRANTS

         As of the date of this prospectus, we had outstanding warrants to purchase 5,438,698 shares of our common stock exercisable at the following prices:

      265,250 shares are underlying warrants exercisable at $0.75 per share, 4,213,582 shares are underlying warrants exercisable at $1.00 per share, 516,666 shares are underlying warrants exercisable at $1.25 per share, 100,000 shares are underlying warrants exercisable at $3.00 per share, 100,000 shares are underlying warrants exercisable at $4.00 per share, 121,600 shares are underlying warrants exercisable at $6.00 per share, and 121,600 shares are underlying warrants exercisable at $9.00 per share.

         As of the date of this prospectus we had outstanding options to purchase 4,104,666 shares of our common stock exercisable at the following prices:

      2,000,000 shares are underlying options exercisable at $0.15 per share, 45,000 shares are underlying options exercisable at $0.30 per share, 697,333 shares are underlying options exercisable at $0.60 per share, 30,000 shares are underlying options exercisable at $0.71 per share, 200,000 shares are underlying options exercisable at $0.77 per share, 150,000 shares are underlying options exercisable at $0.80 per share, 225,000 shares are underlying options exercisable at $0.80 per share, and 757,333 shares are underlying options exercisable at $1.00 per share.

      The warrants and options expire on various dates from February, 2007 to August, 2011. The warrants may be called or repurchased at $0.001 per underlying share of common stock provided the closing bid price for the Company's Common Stock is at or above $2.00 per share for twenty consecutive trading days within 30 days of the Company's written notice of the Company's intention to call this warrant. In the event this warrant has not been exercised by written notice within 30 days of such notice, the warrant will cease to exist.

TRANSFER AGENT

         The Transfer Agent for our shares of common stock is Jersey Transfer & Trust, Inc., 201 Bloomfield Ave., Verona, NJ 07044. The telephone number for Jersey Transfer & Trust, Inc is (973) 239-2712.

                              SELLING SHAREHOLDERS

         This prospectus relates to the registration of 9,543,363 shares of our common stock underlying certain warrants and options held by various parties listed below. We will not receive any proceeds from the sale our common stock by the selling shareholders. However, we may receive up to $11,166,883.80 of proceeds from the options and warrants exercisable to acquire the shares of common stock we are registering under this prospectus. Any proceeds from the exercise of options and warrants will be used for working capital. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

         The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by its name. The table below sets forth information as of the date of this prospectus. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own. Unless otherwise noted below, the address for the selling shareholder is 821 N.W. 57th Place, Fort Lauderdale, Florida 33309.


                                                 Common Shares            Common Shares        Common Shares
                                                  Owned Prior                Offered            Owned After
                                                  to Offering            in the Offering       the Offering
Name of Shareholder                         Number       Percentage          Number         Number     Percentage
-------------------                         ------       ----------          ------         ------     ----------
John M. and Gail S. Antonakos, JTWROS        20,000          *              20,000(1)             0        *
1079 Route 523
Flemington, NJ 08822

Glen B. Bagnall                               6,000          *               6,000(1)             0        0
24111 Meridian Rd #117
Grosse, Lle MI 48138

Paul Bendigo                                  4,000          *               4,000(1)             0        0
250 Dickinson Drive
Reading, PA 19605

Thomas W. Bilowus                             2,000          *               2,000(1)             0        0
4553 Lake Ave
Blasdell, NY 14219-1303

Ruth Butler                                 124,000          *              16,000(1)       108,000        *
207 Sharon Pkwy
Lackawanna, NY 14218

Agatino Cintorrino                           72,600          *              38,400(1)(4)     34,200        *
37 W. Main Street
Somerville, NJ 08876

Kenneth G. Conrad                            66,334          *              38,667(1)(4)     27,667        *
2935 Rising Sun Road
Slatington, PA 18080

James Dahme                                  39,334          *              22,667(1)(4)     16,667        0
1237 Yellow Springs Road
Chester Springs, PA 19425

Joseph Di Bella                              70,000          *              35,000(1)(4)     35,000        *
10 Sandy Hill Rd.
Westfield, NJ 07090

Rita DiPalo                                  18,100          *               8,933(1)(4)      9,167        *
1008 Featherbed Lane
Edison, NJ 08820

Paul J. and Linda A. Fischl                   2,000          *               2,000                0        *
760 Point Phillips Road
Bath, PA 18014

Donald Hughes                                 4,000          *               4,000                0        *
2101 Springhouse Road
Broomal, PA 19008

Hal P. Johnson                                6,000          *               6,000                0        *
P.O. Box 2557
West Lawn, PA 19609

Ralph Liloia                                  2,000          *               2,000                0        *
11 Liverpool Ct.
Toms River, NJ 08753

Paul J. Mueller                               6,000          *               6,000                0        *
3045 Van Alstyne
Wyandotte, MI 48192

Joseph E. Mueller                             8,000          *               8,000                0        0
28437 Balmoral
Garden City, MI 48135

Linda Rammage                                10,000          *              10,000                0        0
8112 W Six Mile Rd
Northville, MI 48167

John L. Rowe                                 57,334          *              28,667(1)(4)     22,667        *
356 Magnolia Road
Warminster, PA 18974

Paul J. and Marie Sharga, JTWROS             30,000          *              20,000           10,000        *
1515 Newport Avenue
Northampton, PA 18067

Edward G. Brown and
Janet M. Nickerson                            2,000          *               2,000                0        *
RR 2 Box 2440
Leeds, ME 04263

Arnold J. Solof                               8,000          *               8,000                0        *
1816 Redwood Drive
Vineland, NJ 08361-6750

Jeffrey P. Szackas                            2,000          *               2,000                0        *
23G Greentop Road
Sellersville, PA 18960

Susan V Timmreck                              4,000          *               4,000                0        *
901 Cedar Street
Millville, NJ 08332

Michael & Antoinetta Ulisse                  17,700          *               8,533(1)(2)      9,167        *
17 Lynwood Road
Edison, NJ 08820

Ellen Van Embden                              2,000          *               2,000                0        0
3312 Sherwood Road
Easton, PA 18045

Nathan Van Embden                             4,000          *               4,000                0        0
787 Hogbin Road, P.O. Box 1641
Millville, NJ 08332

Karen Van Embden                              4,000          *               4,000                0        0
807 South Fountain
Wichita, KS 67218

Paul Van Embden                               2,000          *               2,000                0        0
1007 Cedar
Millville, NJ 08332

Laura Van Embden                              4,000          *               4,000                0        *
1007 Cedar Street
Millville, NJ 08332

Julie Van Embden                              4,000          *               4,000                0        *
4132 Garfield Avenue
Pennsauken, NJ 08109

Phillip S. Van Embden                         6,000          *               6,000                0        *
P.O. Box 863
Millville, NJ 08332

Richard Williams                              2,000          *               2,000                0        *
998 Newichawnoe Lane
Bath, PA 18014

Roland W. and Dianne S. Woodall               4,000          *               4,000                0        *
R.D. #3 Box 609C
Charleroi, PA 15022

William Lanzana                              30,000          *              20,000           10,000        *
577 Chestnut Ridge Road
Woodcliff Lake, NJ 07675

Kevin Johnson                               300,000                        200,000(2)       100,000        *
7106 Matthews Rd.
Durham, NC 27712

Joan Rich Baer, Inc. (14)
   Pension Plan & Trust                     330,000          *             140,000(3)(4)          0        *
199 Concord Drive
Madison, CT 06443

RBG Residuary Trust (15)                    950,000          3.2%          600,000(3)(4)    350,000        *
8 North Rohallion Drive
Rumson, NJ 07760

Richard Goodwyn                             150,000          *             100,000           50,000        *
8 North Rohallion Drive
Rumson, NJ 07760

The Whittier Trust Company (16)             249,999          *             166,666           83,333        *
   of Nevada, Inc.
Trustee of the Haldan
   Grandchildren's Trust
fbo Seth H. Casden
100 West Liberty Street, Suite 890
Reno, NV 89501

The Whittier Trust Company (17)
   of Nevada, Inc.
   Trustee of the Haldan
   Grandchildren's Trust
   fbo Graham S. Casden                     333,333          *             208,333(3)(4)    125,000        *
100 West Liberty Street, Suite 890
Reno, NV 89501

Harrichand Persaud                          333,332          *             166,666(4)       166,000        *
264 Airmont Ave.
Mahwah, NJ 07430

Barbara J. Drew TTEE for the
   Barbara J. Drew Revocable
   Living Trust  (22)                       166,666          *              83,333(4)        83,333        *
302 Carl Lane
Capitola, CA 95010

Robert Agriogianis                           41,666          *              41,666(4)             0        *
16 Harvale Drive
Florham Park, NJ 07932

Michael H. Lambert                           16,667          *              16,667(4)             0        *
2020 Pintail Drive
Longmont, CO 80504

Richard Zimmer                               41,667          *              41,667(4)             0        *
136 Locktown-Flemington Road
Flemington, NJ 08822

Dominic Spinosa                              83,332          *              83,332(4)             0        *
1766 Roland Ave.
Wantagh, NY 11793-2856

Peter Maciak                                250,000          *             125,000(4)       125,000        *
125 Krager Road
Binghamton, NY 13904

Keys Family Trust (18)                      100,000          *              50,000(4)        50,000        *
1024 Glorietta
Coronado, CA 92118

William Dorfman                              83,334          *              41,667(4)        41,667        *
Century Park East- Suite 1601
LA, CA 90067

Barry Gafner                                180,000          *              95,000(4)(13)    85,000        *
4560 St. Vrain Road
Longmont, CO, 80503

Donald Cameron Rodee                        333,332          *             166,666(4)       166,666        *
1510 Wilshire Road
Fallbrook, CA 92028

Kevin Mulshine                               80,000 (3)(14)  *              45,000(4)(13)    35,000        *
4097 St. Lucia Street
Boulder, CO 80301

Mustafa Chike-Obi                            83,334          *              41,667(4)        41,667        *
175 Brooklake Road
Florham Park, NJ 07932

James P. Kearney                             83,334          *              41,667(4)        41,667        *
59 Union Hill Road
Madison, NJ 07940

Paul J. Sharga                               16,667          *              16,667(4)             0        *
1515 Newport Ave.
Northampton, PA 18067

John W. & Barbara B. Hemmer                  41,667          *              16,667(4)        25,000        *
88 Meadow Road
Briarcliff Manor, NY 10510

Frank J. DeMicco                            200,000 (5)      *             200,000(5)             0        *
1000 Williams Island Blvd. Ste 3102
Aventura, FL 33160

Kim J. Gloystein                             33,333          *              33,333(6)             0        0
7430 S Indian Lake Drive
Vicksburg, MI 49097

Richard T. Huebner IRA                       80,000          *              80,000(6)             0        0
16318 E. Berry Ave.
Centennial, CO 80015

Steven M. Bathgate IRA                      665,071          2.2%          366,667(6)       298,404        *
6376 E. Tufts Ave.
Englewood, CO 80111

Michael J. Beaudoin                          40,000          *              20,000(6)        20,000        *
2915 Miwall Ct.
Castlerock, CO 80109

David W. Beaudoin                            40,000          *              20,000(6)        20,000        *
21544 Tullman Drive
Parker, CO 80111

John R. Cohagen                              66,666          *              33,333(6)        33,333        *
3939 95th St.
Boulder, CO 80301

John David Kucera IRA                        26,666          *              13,333(6)        13,333        *
6178 S. Alton Way
Greenwood Village, CO 80111

Pamela M. Kelsall IRA                        33,334          *              16,667(6)        16,667        *
6117 E. Princeton Ave.
Englewood, CO 80111

Douglas H. Kelsall IRA                       66,666          *              33,333(6)        33,333        *
6117 E. Princeton Ave.
Englewood, CO 80111

Eugene C. McColley  IRA                      50,000          *              50,000(6)             0        0
3900 Garden Ave.
Greenwood Village, CO 80121

Greg Fulton IRA                              33,334          *              16,667(6)        16,667        *
5520 South Newport Street
Greenwood Village, CO 81111

Ann Fulton IRA                               33,334          *              16,667(6)        16,667        *
5520 South Newport Street
Greenwood Village, CO 81111

Sandra Garnet C/F Colin Garnett              66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Sandra Garnet C/F Aaron Garnett              66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Sandra Garnett C/F Benjamin Garnett          66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Lee E. Schlessman                           266,666          *             133,333(6)       133,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Rodney Garnett, Lee Schlessman POA           66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Sandra L. Garnett,
   Lee E. Schlessman POA                     66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Gary L. Schlessman
   C/F Margaret Schlessman                   33,334          *              16,667(6)        16,667        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Gary Schlessman
   C/F Jennifer Schlessman                   33,334          *              16,667(6)        16,667        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Cheryl S. Bennett C/F Eric Bennett           33,334          *              16,667(6)        16,667        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Cheryl S. Bennett,
   Lee Schlessman POACO                      66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Cheryl S. Bennett
   C/F Lauren M. Bennett                     33,334          *              16,667(6)        16,667        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

George Johnson IRA                           40,000          *              40,000(6)             0        0
6 Churchill Dr.
Englewood, CO 80113

Kent J. Lund                                 17,000          *              17,000(6)             0        0
203 S Pontiac St.
Denver, CO 80230

George Irwin Lind III IRA                    66,667          *              66,667(6)             0        0
#2 Drive Lane
Littleton, CO 80123

Steven D. Plissey IRA                        34,000          *              17,000(6)        17,000        *
2225 Witter Gulch
Evergreen, CO 80439

Frederic Duboc IRA                          200,000          *             100,000(6)       100,000        *
5500 Pemberton Drive
Greenwood Village, CO 80121

Keysten Investments Ltd. (19)               333,333          *             333,333(6)             0        0
Suite 5050, Commerce Court West 199 Bay Street
Toronto, ON 5ML-1E2

James Edgar McDonald Revocable
   Living Trust Dated 6/30/95 (20)           60,000          *              30,000(6)        30,000        *
6044 E Briarwood Dr
Centennial, CO 80112

Virginia Stevens McDonald Revocable
   Living Trust Dated 6/30/95 (21)           30,000          *              30,000(6)             0        0
6044 E Briarwood Dr.
Centennial, CO 80112

Robert H. Aukerman                           30,000          *              20,000(6)        10,000        *
6077 S. Cathay Ct.
Aurora, CO 80016

Thomas D. Wolf                               40,000          *              20,000(6)        20,000        0
5751 E Nassau Place
Englewood, CO 80111

Christopher J. Koenigs/
   Jeanne F. Collopy JTWRDS                  34,000          *              17,000(6)        17,000        *
2433 E 7th Ave
Denver, CO 80206

Roger Conan                                 120,000          *              60,000(6)        60,000        *
14 Oaklay Rd
Dublin 6, Ireland

Richard Vernon Wilsey                        68,000          *              34,000(6)        34,000        *
P.O. Box 432
Morrison, CO 80465

David L. Gertz                               68,000          *              34,000(6)        34,000        *
7120 E Orchard Rd, Suite 300
Centennial, CO 80111

Vicki D.E. Barone IRA                        16,000          *              16,000(6)             0        0
7854  S Harrison Cir.
Littleton, CO 80122

Bathgate Capital Partners (22)              530,500          *             530,500(7)             0        0
5350 South Roslyn St., Ste 400
Greenwood Village, CO 80111

John A. DiBella                           4,033,333         17.9%       3,066,666(9)(12)    966,667        3.3%
821 NW 57th Place
Fort Lauderdale, FL 33309

Daniel Samela                                45,000          *              45,000(8)             0        0
4072 Oxbow Dr.
Coconut Creek, FL, 33073

Laura DiBella                               200,000          *             200,000(10)            0        0
3500 Bayview Dr.
Ft. Lauderdale, FL 33301

Dan Leon                                     10,000          *              10,000(11)            0        0
4940 NW 85 Ave
Lauderhill, FL 33351

Alberto DiBella                           3,266,666         11%           220,000(12)     3,046,666       10%
3500 Bayview Dr.
Ft. Lauderdale, FL 33301

J. John Combs                               483,000          *             483,000(12)            0        0
6494 Nelson Rd
Longmont CO 80503

Henry Schlesinger                            10,000          *              10,000(13)            0        0
18802 Pheasant Lane
Tomball, TX 77377

                                                                  Total: 9,543,363

* Denotes ownership of less than 1%. Percentage ownership assumes complete sale of securities into the open market after exercise of warrants or options. Some investors have invested on more than 1 occasion. Their total ownership is shown only once in Column A.

(1) Includes warrants issued through a private placement conducted in February 2000. In the first half of 2000, we raised $364,800 through the private placement of our securities. We sold 1,216 units to 34 accredited investors. Each unit was comprised of one hundred shares of restricted common stock and 200 warrants, one hundred exercisable at $6.00 and one hundred exercisable at $9.00. A total of 243,200 warrants were issued in this Offering, which includes 121,600 warrants exercisable at $6.00 and 121,600 warrants exercisable at $9.00. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(2) Includes warrants issued through a private offering in April 2001. In April 2001, we raised $100,000 through the private placement of our securities. We sold 1,000 units containing share of our common stock and warrants to one accredited investor. Each unit was comprised of 100 shares of restricted common stock and 200 common stock purchase warrants, of which 100 warrants are exercisable at $3.00 per share and 100 warrants are exercisable at $4.00 per share. A total of 200,000 warrants were issued in this Offering, which includes 100,000 warrants exercisable at $3.00 and 100,000 warrants exercisable at $4.00. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(3) Includes warrants issued through a private placement in fiscal year 2002. During the year ended December 31, 2002, we sold 5.17 units of securities at $60,000 per unit in a private placement to 5 investors. Each unit consisted of 100,000 shares of common stock, 100,000 warrants to purchase 100,000 shares of common stock at an exercise price of $1.00 per share and 100,000 warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share. The warrants issued at $1 per share are callable at par value provided the stock trades above $1.50 per share for 20 consecutive trading days. The warrants issued at $1.25 per share are callable at par value provided the stock trades above $2 per share for 20 consecutive trading days. Net proceeds received by our Company aggregated $286,000. The warrants are exercisable from the date of issuance through December 2007. A total of 1,033,332 warrants were issued in this Offering, which includes 516,666 warrants exercisable at $1.00 and 516,666 warrants exercisable at $1.25. The issuances were exempt from registration under
         Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(4) Includes warrants issued through a private placement, which commenced in 2003 and was closed in January 2004. Under the private placement we sold an aggregate of 8.08 units of securities to 30 investors for proceeds of $808,000. Each unit consisted of 166,666 shares of restricted common stock at $0.60 per share and 166,666 warrants to purchase 166,666 shares of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. The investors received information concerning our company and had the opportunity to ask questions to the viability of our company. A total of 1,346,665 warrants were issued in this Offering. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(5) Effective January 1, 2003, we issued warrants to purchase 300,000 shares of our common stock exercisable at $1.00 per share to Frank DeMicco pursuant to Mr. DeMicco's five-year employment contract with our company. Warrants to purchase 100,000 shares vested during year ended December 31, 2003 and the remaining warrants vest periodically over the term of the agreement. The balance 150,000 warrants were cancelled due to the mutual termination of DeMicco's employment contract. In January 2005, the Company entered into a one-year consulting agreement with Mr. DeMicco for engineering design, marketing and sales of Company products and services. Pursuant to this agreement, the Company granted 50,000 options to Mr. DeMicco exercisable at $1.00 per share. These options vest equally in 12 traunches over a period of one year commencing in January, 2005 and expire in January 2008. The options and warrants issued to Mr. DeMicco were exempt from registration under Section 4(2) of the Securities Act. The options and warrants contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. Mr. DeMicco received information concerning our company and had the opportunity to ask questions about the viability of our company.

(6) Includes warrants issued through a private placement in fiscal year 2004. From May 2004 through August 2004, the Company sold an aggregate of 1,935,000 units of securities to 38 accredited investors for gross proceeds of $1,451,250 under the private placement (Schedule D). The Company paid Bathgate Capital Partners, a placement agent, a commission of 10% of the gross proceeds and a non-accountable expense allowance of 3% of the gross proceeds and issued the placement agent warrants to purchase six shares of common stock (three shares at $0.75 and three shares at $1.00) for each 20 units sold in the offering. Each unit consisted of one share of restricted common stock at $0.75 per share and one warrant to purchase one share of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. A total of 1,935,000 warrants were issued in this offering. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(7) Includes the number of warrants issued to Bathgate Capital Partners as commissions for the private placement discussed above. The Company has paid Bathgate Capital Partners, a placement agent, a commission of 10% of the gross proceeds and a non-accountable expense allowance of 3% of the gross proceeds and issued the placement agent warrants to purchase six shares of common stock (three shares at $0.75 and three shares at $1.00) for each 20 units sold in the offering. Each unit consisted of one share of restricted common stock at $0.75 per share and one warrant to purchase one share of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. The transactions were exempt from registration under Section 4(2) of the Securities Act. Bathgate Capital Partners was deemed accredited. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares and warrants contain legends restricting their transferability absent registration or applicable exemption. A total of 530,000 warrants were issued to Bathgate Capital Partners, which includes 265,250 warrants exercisable at $0.75 and 265,250 warrants exercisable at $1.00.

(8) During November 2001 we issued options to purchase 45,000 shares of our common stock exercisable at $0.30 per share to an individual pursuant to an employment agreement with our company. The options vest periodically over the term of the agreement. The options issued to the employee were exempt from registration under Section 4(2) of the Securities Act. The options contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. The employee received information concerning our company and had the opportunity to ask questions about the viability of our company.

(9) On January 17, 2002, we issued options to purchase 2,000,000 shares of our common stock at an exercise price of $0.15 per share. The market price at the date of the grant was $0.12 per share. These options were issued pursuant to an employment agreement. The options vest periodically over the term of the agreement. The options issued to the employee were exempt from registration under Section 4(2) of the Securities Act. The options contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. The employee received information concerning our company and had the opportunity to ask questions about the viability of our company.

(10) During year ended December 31, 2002, we issued stock options to purchase 200,000 shares of common stock to an additional employee of our Company. These options have an exercise price of $0.77 per share. The options vest periodically over the term of the agreement. The options issued to the employee were exempt from registration under
         Section 4(2) of the Securities Act. The options contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. The employee received information concerning our company and had the opportunity to ask questions about the viability of our company.

(11) During January of 2003 we issued options to purchase 10,000 shares of our common stock exercisable at $1.00 per share to an employee pursuant to a two-year employment agreement with our company. The options vest periodically over the term of the agreement, of which options to purchase 5,000 shares vested during year ended December 31, 2003. The options issued to the employee were exempt from registration under
         Section 4(2) of the Securities Act. The options contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. The employee received information concerning our company and had the opportunity to ask questions about the viability of our company.

(12) During the 2004 fiscal year, we issued options to purchase an aggregate of 1,394,666 shares of our common stock to our chief executive officer, an employee and a consultant in consideration for such individuals converting accrued salaries and consulting fees in the aggregate amount of $370,000 to equity in our Company. Options to purchase 697,333 shares of our common stock are exercisable at $0.60 and options to purchase 697,333 shares of our common stock are exercisable at $1.00. The options are exercisable for a period of five years commencing January 15, 2004. Options to purchase 220,000 shares of our common stock were issued to Alberto DiBella. Options to purchase 1,066,666 shares of our common stock were issued to John A. DiBella. Options to purchase 108,000 shares of our common stock were issued to John Combs. The issuance of the options to our employees was exempt from registration under Section 4(2) of the Securities Act. The employees had access to information concerning our Company and had the opportunity to ask questions concerning the viability of our Company. The options issued to our employees contain legends restricting their transferability absent registration or applicable exemption.

(13) On February 18, 2004, we issued options to purchase an aggregate of 30,000 shares of our common stock exercisable at $0.71 per share to three individuals as consideration for joining our advisory committee. The options are exercisable until February 18, 2006. The options were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The advisors received information concerning our Company and had the opportunity to ask questions concerning the viability of our Company. The options contain legends restricting their transferability absent registration or applicable exemption.

(14)     Dispostive control held by _____________________.

(15)     Dispostive control held by _____________________.

(16)     Dispostive control held by _____________________.

(17)     Dispostive control held by _____________________.

(18)     Dispostive control held by _____________________.

(19)     Dispostive control held by _____________________.

(20)     Dispostive control held by _____________________.

(21)     Dispostive control held by _____________________.

(22)     Dispostive control held by _____________________.

                              PLAN OF DISTRIBUTION

         The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

         We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

         During such time as the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this prospectus, we have 21,492,235 shares of common stock issued and outstanding. This does not include shares that may be issued upon exercise of options or warrants.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Arnstein & Lehr LLP, 200 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2005 are included herein in reliance on the reports Jewett, Schwartz, Wolfe & Associates & Co., LLP independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.


                           ENVIRO VORAXIAL TECHNOLOGY, INC.
                                    AND SUBSIDIARY


                                 FINANCIAL STATEMENTS

                              DECEMBER 31, 2005 and 2004


                                   Table of Contents


Report of Independent Registered Public Accounting Firm................................       F - 2

Balance Sheet  .........................................................................      F - 3

Statements of Operations ............................................................         F - 4

Statements of Changes in Shareholders' Deficiency....................................         F - 5

Statements of Cash Flows ...........................................................          F - 6

Notes to Financial Statements..........................................................       F7-F-16

             Report of Independent Registered Public Accounting Firm



To The Shareholders and Board of Directors of
         Enviro Voraxial Technology, Inc.

We have audited the accompanying consolidated balance sheet of Enviro Voraxial Technology, Inc and Subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enviro Voraxial Technology, Inc and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that Enviro Voraxial Technology, Inc and Subsidiary will continue as a going concern. As discussed in Note B to the financial statements, Enviro Voraxial Technology, Inc and Subsidiary has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Jewett, Schwartz, & Associates

Hollywood, Florida
April 11, 2006

                     ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY

                                 CONSOLIDATED BALANCE SHEET

                                                                                                 December 31,
                                                                                                    2005
                                                                                             ------------------
                                       ASSETS

CURRENT ASSETS:
      Cash and cash equivalents                                                              $           76,691
      Inventory                                                                                         126,034
                                                                                             ------------------

        Total current assets                                                                            202,725

 FIXED ASSETS, NET                                                                                        5,338

 OTHER ASSETS                                                                                            10,000
                                                                                             ------------------

    Total assets                                                                             $          218,063
                                                                                             ==================


                      LIABILITIES AND SHAREHOLDERS' DEFICIENCY

 CURRENT LIABILITIES:
       Accounts payable and accrued expenses                                                 $          424,703
                                                                                             ------------------

        Total current liabilities                                                                       424,703
                                                                                             ------------------


        Total liabilities                                                                               424,703
                                                                                             ------------------

 COMMITMENTS AND CONTINGENCIES

 SHAREHOLDERS' DEFICIENCY:
 Common stock, $.001 par value, 42,750,000 shares authorized
      19,459,735 shares issued and oustanding                                                            19,459
 Additional paid-in capital                                                                           5,709,343
 Deferred compensation                                                                                  (53,437)
 Accumulated deficit                                                                                 (5,882,005)
                                                                                             ------------------

        Total shareholders' deficiency                                                                 (206,640)
                                                                                             ------------------

 Total liabilities and shareholders' deficiency                                              $          218,063
                                                                                             ==================







               The accompanying notes are an integral part of the
                       consolidated financial statements

                     ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                Years Ended December 31,
                                                                 ------------------------------------------------------
                                                                          2005                          2004
                                                                 ------------------------     -------------------------
Revenues, net                                                    $                128,070     $                  19,000

Cost of goods sold                                                                 34,444                             -
                                                                 ------------------------     -------------------------

Gross Profit                                                                       93,626                        19,000

Costs and expenses:
      General and administrative                                                  455,999                     1,111,000
      Research and development                                                    730,774                       637,000
                                                                 ------------------------     -------------------------

                Total costs and expenses                                        1,186,773                     1,748,000
                                                                 ------------------------     -------------------------

Loss from operations                                                           (1,093,147)                   (1,729,000)
                                                                 ------------------------     -------------------------

Other expenses (income):
      Interest expense                                                                  -                        13,000
      Gain on sale of asset                                                        (2,142)                            -
                                                                 ------------------------     -------------------------

              Total other expense                                                  (2,142)                       13,000
                                                                 ------------------------     -------------------------

NET LOSS                                                         $             (1,091,005)    $              (1,742,000)
                                                                 ========================     =========================

Weighted average number of common shares
   outstanding-basic & diluted                                                 18,257,808                    16,899,376
                                                                 ========================     =========================

Basic and diluted loss per common share                          $                  (0.06)    $                   (0.10)
                                                                 ========================     =========================















               The accompanying notes are an integral part of the
                       consolidated financial statements

                     ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY



                                                 Common Stock          Additional
                                          -------------------------      Paid-in        Deferred      Accumulated
                                            Shares          Amount       Capital      Compensation      Deficit         Total
                                          ------------   ----------   -------------  -------------   -------------   -----------

Balance at December 31, 2003               15,502,636    $   15,000   $   2,725,000  $    (21,000)   $  (3,049,000)  $  (330,000)

Issuance of units consisting
   of common stock and warrants
   net of issuance costs                    1,935,000         2,000       1,283,000                                    1,285,000
Common stock and warrants
   issued in private placement                 61,666             -          37,000                                       37,000
Issuance of options for accrued
  compensation                                                              747,000                                      747,000
Issuance of options for services                                             18,000                                       18,000
Amortization of deferred compensation                                                     148,000                        148,000
Common stock issued for service               177,100         1,000         143,000      (138,000)                         6,000

Net Loss                                            -             -               -             -       (1,742,000)   (1,742,000)
                                          -----------    ----------   -------------  ------------    -------------   -----------

Balance at December 31, 2004               17,676,402    $   18,000   $   4,953,000  $    (11,000)   $  (4,791,000)  $   169,000

Issuance of common stock for consulting
  services                                    300,000           300         141,519       (56,875)               -        84,944
Issuance of options for services                    -             -          21,000             -                         21,000
Issuance of restricted common stock at
  $.40 per share                            1,468,333         1,144         586,189             -                -       587,333
Issuance of common stock for consulting
  services                                     15,000            15           7,635             -                -         7,650
Amortization of deferred compensation               -             -               -        14,438                -        14,438
Net Loss                                            -             -               -             -       (1,091,005)   (1,091,005)
                                          -----------    ----------   -------------  ------------    -------------   -----------

Balance - December 31, 2005                19,459,735    $   19,459   $   5,709,343  $    (53,437)   $  (5,882,005)  $  (206,640)
                                          ===========    ==========   =============  ============    =============   ===========














               The accompanying notes are an integral part of the
                       consolidated financial statements

                 ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Years Ended December 31,
                                                                  ---------------------------------
                                                                       2005               2004
                                                                  --------------     --------------
Cash Flows From Operating Activities:
Net loss                                                          $   (1,091,005)    $  (1,742,000)
Adjustments to reconcile net loss to net
  cash used by operating activities:
      Depreciation                                                         2,720            11,000
      Additional compensation for options issued
        in excess of accrued compensation                                      -           377,000
      Common stock issued for services                                   149,469             6,000
      Amortization of deferred compensation                                    -           148,000
      Options issued for consulting services                                   -            18,000
      Deferred compensation                                              (42,437)                -
      Gain on sale of equipment                                           (2,142)
      Issuance of warrants for services                                   21,000
Changes in assets and liabilities:
      Accounts receivable                                                      -            10,000
      Inventory                                                          (47,034)           (9,000)
      Prepaid insurance                                                    3,000            (3,000)
      Accounts payable and accrued expenses                              255,617           (62,000)
      Deposits from customers                                            (10,000)           10,000
                                                                  --------------     -------------

Net cash used in operating activities                                   (760,812)       (1,236,000)
                                                                  --------------     -------------

Cash Flows From Investing Activities:
   Purchase of equipment                                                  (5,830)                -
   Sale of equipment                                                      35,000                 -
                                                                  --------------     -------------

Net cash provided by investing activities                                 29,170                 -
                                                                  --------------     -------------

Cash Flows From Financing Activities:
   Proceeds from sales of common stock                                   587,333         1,322,000
   Repayments of obligation under capital leases                               -           (15,000)
                                                                  --------------     -------------

Net cash provided by financing activities                                587,333         1,307,000
                                                                  --------------     -------------

      Net increase (decrease) in cash and cash equivalents              (144,309)           71,000

      Cash and cash equivalents, beginning of period                     221,000           150,000
                                                                  --------------     -------------

      Cash and cash equivalents, end of period                    $       76,691     $     221,000
                                                                  ==============     =============

Supplemental Disclosures

      Cash paid during the year for interest                      $            -     $      13,000
                                                                  ==============     =============
      Cash paid during the year for taxes                         $            -     $           -
                                                                  ==============     =============
      Stock options issued to settle accrued compensation         $            -     $     370,000
                                                                  ==============     =============
      Common stock issued for deferred consulting                 $       53,437     $      10,000
                                                                  ==============     =============
      Common stock issued for conversion of
        convertible notes payable                                 $            -     $     250,000
                                                                  ==============     =============
      Common stock issued for consulting services                 $      146,469     $       6,000
                                                                  ==============     =============

               The accompanying notes are an integral part of the
                       consolidated financial statements

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE A - ORGANIZATION AND OPERATIONS

Organization
------------
Enviro Voraxial Technology, Inc. (the "Company") is a provider of environmental and industrial separation technology. The Company has developed and patented the Voraxial(R) Separator, which is a technology that efficiently separates solids and liquids with distinct specific gravities. Potential commercial applications and markets include oil exploration and production, pre-treatment of wastewater at municipal wastewater (headworks) facilities, oil and water separation, and environmental cleanup.

Since 1999, the Company has been focusing its efforts on developing and marketing the Voraxial(R) Separator. The Company currently operates within two segments: the sales and marketing of the Voraxial(R) Separator and the manufacture of the Voraxial(R) Separator.

Florida Precision Aerospace, Inc. (FPA) is the wholly-owned subsidiary of the Company and is used to do contract work with the aerospace, automotive and defense contracting activity.

NOTE B - GOING CONCERN

The Company has experienced net losses, has negative cash flows from operating activities, and has to raise capital to sustain operations. There is no assurance that the Company's developmental and marketing efforts will be successful, that the Company will ever have commercially accepted products, or that the Company will achieve a level of revenue sufficient to provide cash inflows to sustain operations. The Company will continue to require the infusion of capital until operations become profitable. During 2005, the Company anticipates seeking additional capital, increasing sales of the Voraxial(R) Separator and continuing to restrict expenditures. As a result of the above, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
---------------------------
The consolidated financial statements include the accounts of the parent company, Enviro Voraxial Technology, Inc., and its wholly-owned subsidiary, Florida Precision Aerospace, Inc. All significant intercompany accounts and transactions have been eliminated.

Estimates
---------
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ.

Revenue Recognition
-------------------
The Company presents revenue in accordance with Staff Accounting Bulletin (SAB) No. 104 "Revenue Recognition in Financial Statements". Under SAB 104, revenue is realized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured.

In accordance with the above, the Company recognizes revenue from rental of equipment, based on the terms of the agreement. Revenues from contracts are recognized upon customer acceptance of shipment.

Fair Value of Instruments
-------------------------
The carrying amounts of the Company's financial instruments, including cash and cash equivalents, inventory, accounts payable and accrued expenses at December 31, 2005, approximate their fair value because of their relatively short-term nature.

Cash and Cash Equivalents
-------------------------
The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash balances with various financial institutions. Balances at these institutions may at times exceed the Federal Deposit Insurance Corporate limits.

Inventory
---------
Inventory consists of components for the Voraxial(R) Separator and is priced at lower of first-in, first-out cost or market. Inventory includes components held by third parties in connection with pilot programs as part of the continuing evaluation by such third parties as to the effectiveness and usefulness of the service to be incorporated into their respective operations.

Fixed Assets
------------
Fixed assets are stated at cost less accumulated depreciation. The cost of maintenance and repairs is expensed to operations as incurred. Depreciation is computed by the straight-line method over the estimated economic useful life of the assets (5-10 years). Gains and losses recognized from the sales or disposal of assets is the difference between the sales price and the recorded cost less accumulated depreciation less costs of disposal.

Net Loss Per Share
------------------
Basic and diluted loss per share has been computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding. The warrants and stock options have been excluded from the calculation since they would be anti-dilutive.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


Such equity instruments may have a dilutive effect in the future and include the following potential common shares:

                  Warrants                                         5,589,367
                  Stock options                                    3,729,666
                                                                  ----------
                                                                   9,319,033
                                                                  ==========
Income Taxes
------------
Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development Expenses
---------------------------------
Research and development costs, which consist of travel expenses, consulting fees, subcontractors and salaries are expensed as incurred.

Advertising Costs
-----------------
Advertising costs are expensed as incurred and are included in general and administrative expenses. Amounts incurred for advertising as of December 31, 2005 and 2004 were $10,121 and $15,000, respectively.

Stock-Based Compensation
------------------------
The Company accounts for stock-based employee compensation under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which was released in December 2002 as an amendment of SFAS No. 123. The Company currently accounts for stock-based compensation under the fair value method using the Black-Scholes option pricing model as indicated in Note G.

Accounting for the Impairment of Long-Lived Assets
--------------------------------------------------

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


amount of assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets in 2005 and 2004.

Recent Accounting Pronouncements
--------------------------------

Share-Based Payment

In December 2004, the FASB issued a revision of SFAS 123 (SFAS 123(R)) that requires compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123 and is effective as of February 1, 2006. Based on zero shares and awards outstanding as of January 31, 2006, the adoption of SFAS 123(R) would have no impact on earnings for the fiscal year.

In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin (SAB) 107, "Share-Based Payments". The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff's views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management's Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation is reported for the same employees. The Company and management is reviewing SAB 107 in conjunction with its review of SFAS 123R.

Non-monetary Exchange

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets--An Amendment of Accounting Principles Board (APB) Opinion No. 29, Accounting for Non-monetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Non-monetary Transactions," and replaces it with an exception for exchanges that do not have

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company's current financial condition or results of operations.

Conditional Asset Retirement

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47 - "Accounting for Conditional Asset Retirement Obligations - an Interpretation of SFAS 143 (FIN No. 47). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective no later than December 31, 2005. FIN No. 47 did not impact the Company for the year ended January 31, 2006.

Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a Replacement of APB No. 20 and FASB 3". SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 "Accounting Changes," previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.

NOTE D - CONCENTRATION OF CREDIT RISK

One customer accounted for approximately 80% of revenue for the years end December 31, 2005 and 2004. There were no outstanding receivables from this customer for either year.

NOTE E - FIXED ASSETS

Fixed assets as of December 31, 2005 consists of:

                                                                      2005
                                                                 -------------
Machinery and equipment                                          $     278,929
Furniture and fixtures                                                  14,498
                                                                 -------------
Total                                                                  293,427
Less:  accumulated depreciation                                       (288,089)
                                                                 -------------
Fixed Assets, net                                                $       5,338
                                                                 -------------

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


Depreciation expense for the years ended December 31, 2005 and 2004 amounted to $2,720 and $11,000 respectively.

NOTE F - RELATED PARTY TRANSACTIONS

For the years ended December 31, 2005 and 2004, the Company incurred consulting expenses from the chief executive officer and majority stockholder of the Company of $165,000 each year. Of these amounts, approximately $43,000 and $25,000 have been paid out for the years ended December 31, 2005 and 2004, respectively. The unpaid balance has been included in accrued expenses.

NOTE G - CAPITAL TRANSACTIONS

Common stock
------------
On January 15, 2004, the Company issued options to purchase an aggregate of 1,394,666 shares of common stock to the Company's chief executive officer, one employee and one consultant, in consideration for such individuals accrued compensation in the aggregate amount of $370,000. Options to purchase 697,333 shares of our common stock are exercisable at $0.60 and options to purchase 697,333 shares of our common stock are exercisable at $1.00. The options are exercisable for a period of five years commencing January 15, 2004. The Company estimated the fair value of the stock options at the grant date by using the Black-Scholes option-pricing model, with the following weighted average assumptions: no dividend yield for all years, expected volatility of 80%, risk-free interest rate of 4% and an expected life of 5 years, resulting in a fair value of $747,000, and additional compensation expense of $370,000.

In January 2004, the Company issued 170,000 shares of common stock to a consultant valued at $138,000 based on the closing market price of the Company's common stock on the date of the agreement. This amount is being amortized over the one year life of the consulting agreement, resulting in consulting expense of $127,000 in 2004. The remaining unamortized balance of $11,000 has been expensed in 2005.

In January 2004, the Company closed a private placement which commenced in 2003. Under the private placement the Company sold an aggregate of 61,666 shares of restricted common stock at $0.60 per share plus warrants to purchase 61,666 shares of common stock at an exercise price of $1.00 per share to four investors for proceeds of $37,000 during the three months ended June 30, 2004. The warrants are exercisable for a period of five years from the date of closing.

On February 18, 2004, the Company issued options to purchase an aggregate of 30,000 shares of common stock exercisable at $0.71 per share to three individuals as consideration for joining the Company's advisory committee. The options were initially exercisable until February 18, 2006, but have been extended to February 18, 2007. The Company calculated estimate of the fair value

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


of the stock options at the grant date by using the Black-Scholes option-pricing model, with the following weighted average assumptions: no dividend yield for all years, expected volatility of 80%, risk-free interest rate of 4% and an expected life of 3 years, resulting in a fair value of $18,000. This amount was expensed in 2004.

In February 2004, the Company extended the exercisable life of certain warrants issued to investors to purchase an aggregate of 243,200 shares of common stock issued in 2000 for a period of one year. The warrants now expire in February 2006.

In February 2004, the Company extended the exercisable life of certain warrants issued to investors to purchase an aggregate of 200,000 shares of common stock issued in 2001 for a period of one year. The warrants now expire in April 2006.

During January and February 2004, the Company issued convertible notes to three individuals in the aggregate amount of $250,000 through a convertible note agreement whereby the notes automatically convert into securities of the Company pursuant to the terms of a private placement initiated in March 2004. Effective May 5, 2004, the notes converted into 250,000 shares.

From May 2004 through August 2004, the Company sold an aggregate of 1,935,000 units of securities to 41 investors for gross proceeds of $1,451,000 under the private placement. The Company has paid a placement agent a commission of 10% of the gross proceeds and a non-accountable expense allowance of 3% of the gross proceeds and issued the placement agent warrants to purchase six shares of common stock (three shares at $0.75 and three shares at $1.00) for each 20 units sold in the offering. Each unit consisted of one share of restricted common stock at $0.75 per share and one warrant to purchase one share of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing.

On June 30, 2004, the Company issued 7,100 shares of our common stock to an individual in consideration for services rendered. The number of shares issued was based on the fair value of the consulting services. The Company has expensed $6,000 in 2004.

In July 2004, the Company issued 100,000 shares of common stock, pertaining to a 2001 offering that were recorded as stock to be issued at December 31, 2003.

In January 2005, the Company entered into a one-year consulting agreement with its former Chief Operating Officer for engineering design, marketing and sales of Company products and services. Pursuant to this agreement, the Company granted 50,000 warrants to this individual exercisable at $1.00 per share. These warrants vest equally in 12 traunches over a period of one year commencing in January, 2005 and expire in January 2008. The Company calculated the fair value of the warrants at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 133%; risk-free interest rate of 3% and an expected life of 3 years, resulting in a fair value of approximately $21,000.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

In May 2005, the Company issued 75,000 shares of common stock to a consultant, valued at $57,000, which is based on the closing market price of the Company's common stock on the date of the agreement. In addition, the Company paid $40,000 in cash to the consultant, which has been amortized over the life of the consulting agreement of four months. During November 2005, the Company issued an additional 225,000 shares per the terms of the agreement. These shares were valued at $85,500, which is based on the closing market price of the Company's common stock on the date of the agreement.

During 2005, the Company issued 1,468,333 shares of restricted common stock at $.40 per share, with total proceeds of $587,333 being received.

In July 2005, the Company entered into a consulting agreement. The terms of agreement included issuance of 15,000 shares of common stock for services rendered. The number of shares issued was based on the fair value of the consulting services of $7,650.

Options
-------
Information with respect to employee stock options outstanding and employee stock options exercisable at December 31, 2005 is as follows:

                                                                                               Weighted Average
                                       Options            Vested        Exercise Price Per     Exercise Price Per
                                      Oustanding          Shares           Common Share        Option Oustanding
                                      ----------         ---------      ------------------     -----------------
Balance, December 31, 2002             2,245,000         1,115,000          $0.15-$0.77                $0.21
Granted/vested during the year            10,000         1,120,000                $1.00

Balance, December 31, 2002             2,245,000         2,235,000          $0.15-$1.00                $0.21
Granted/vested during the year         1,424,666         1,424,666          $0.15-$1.00                $0.79

Balance, December 31, 2004             3,679,666         3,659,666          $0.15-$1.00                $0.52

Granted/vested during the year            50,000            50,000                $1.00
Balance, December 31, 2005             3,729,666         3,709,666          $0.15-$1.00                $0.52

The following table summarizes information about the stock options outstanding at December 31, 2005

                           Number         Weighted         Weighted
                        Oustanding at      Average         Average
            Exercise     December 31,     Remaining        Exercise     Number Excercisable     Weighted Average
             Price          2005       Contractual Life      Price      at December 31, 2005     Exercise Price
             -----          ----       ----------------      -----      --------------------     --------------
               0.30          45,000         0.87             0.30                45,000                0.30
               0.77         200,000         1.13             0.77               200,000                0.77
               0.15       2,000,000         1.55             0.15             2,000,000                0.15
               1.00          10,000         1.00             1.00                10,000                1.00
               0.60         697,333         3.13             0.60               697,333                0.60
               1.00         697,333         3.13             1.00               697,333                1.00
               1.00          50,000         3.00             1.00                50,000                1.00
               0.71          30,000         1.17             0.71                30,000                0.71
                          ---------                                           ---------
                          3,729,666                                           3,729,666

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Warrants
--------

                                                        Number        Range of Exercise            Number
                                                      Outstanding           Price               Exercisable
                                                      -----------           -----               -----------
           Balance - December 31, 2002                 1,477,200         $1.00 - $9.00           1,477,200
           Issued                                      1,585,002                 $1.00           1,385,002
                                                       ---------                                 ---------

           Balance, December 31, 2003                  3,062,202         $1.00 - $9.00           2,862,202
           Issued                                      2,527,165         $0.75 - $1.00           2,527,165
                                                       ---------                                 ---------

           Balance, December 31, 2004                  5,589,367         $0.75 - $9.00           5,389,367
           Issued

           Balance, December 31, 2005                  5,589,367         $0.75 - $9.00           5,389,367
                                                       ---------                                 ---------

NOTE H -   INCOME TAXES

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. There are no deferred taxes for the year ended December 31, 2005.

There was no income tax expense for the year ended December 31, 2005 due to the Company's net losses. Due to an estimated net operating loss carry-forward of approximately $5,885,000 available to offset future taxable income through 2019 and recoverability is not certain, there is no expected tax benefit calculated.

NOTE I - COMMITMENTS AND CONTINGENCIES

Employment Agreements
---------------------
The Company entered into an employment agreement dated January 17, 2002 with an individual to serve as the Vice President and Director of Business Development. The agreement provides for a contingent bonus to be paid to this employee in the amount of $300,000 to improve the financial condition of the Company. Such bonus is payable upon the Company obtaining a total of $3 million of financing or when revenue exceeds $1 million. In 2002, this individual was granted stock options to purchase 2 million shares of common stock with an exercise price of $0.15 per share. The market price at the date of grant was $0.12 per share.

The Company hired two employees under employment agreements that commenced in January 2003. The combined salaries for 2003 are $215,000 subject to annual increases beginning in 2004. Both agreements have a term of 5 years. One agreement provided for the granting of up to 300,000 cashless exercise warrants to purchase common stock at $1 per share which may result in a significant charge to operations in the future. This agreement was terminated by mutual agreement on December 31, 2004, and only 150,000 warrants were vested and are

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


exercisable. The other agreement provides for the granting of 10,000 stock options to purchase common stock at $1 per share exercisable ratably over two years from the date of grant.

Operating Lease
---------------
The Company leases office and warehouse space in Ft. Lauderdale, Florida under a business lease agreement for a three-year term ending in August 2007. Minimum future lease payments for the next two years are as follows:

                           Years ending December 31,
                           -------------------------

                                     2006                         $   63,700
                                     2007                             42,467
                                                                  ----------
                                                                     106,167
                                                                  ----------

Rent expense charged to operations amounted to $62,000 and $60,000 in 2005 and 2004, respectively.

NOTE J - SUBSEQUENT EVENTS

In March 2006, a Voraxial(R) 4000 Separator was sold to ConocoPhillips for produced water separation. The machine will be used to enhance the handling of large volumes of produced water and water injection on at a production facility.

                 ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL INFORMATION
                           SEPTMBER 30, 2006 and 2005





                                Table of Contents



                                                                                                                 Page
                                                                                                                 ----
             Condensed Consolidated Balance Sheet - September 30, 2006 (Unaudited)....................            F-18

             Condensed Consolidated Statements of Operations for the Three
                Months and Nine Months Ended September 30, 2006 and 2005 (Unaudited)..................            F-19

             Condensed Consolidated Statements of Cash Flows for the
                Nine Months Ended September 30, 2006 and 2005 (Unaudited).............................            F-20

             Notes to Condensed Consolidated Financial Statements (Unaudited).........................            F-21

           ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY
                CONDENSED CONSOLIDATED BALANCE SHEET

                                                                                30-Sep
                                                                                 2006
                                                                            ----------------
                                                                              (Unaudited)
                               ASSETS

CURRENT ASSETS:
      Cash and cash equivalents                                             $       381,492
      Accounts receivable                                                            41,430
      Inventory                                                                     197,132
      Prepaid expenses                                                                8,997
                                                                            ---------------

        Total current assets                                                        629,051

 FIXED ASSETS, NET                                                                    4,897

 OTHER ASSETS                                                                        10,000
                                                                            ---------------

    Total assets                                                            $       643,948
                                                                            ===============


                LIABILITIES AND SHAREHOLDERS' DEFICIT

 CURRENT LIABILITIES:
       Accounts payable and accrued expenses                                $       589,515
                                                                            ---------------

        Total current liabilities                                                   589,515
                                                                            ---------------


        Total liabilities                                                           589,515
                                                                            ---------------

 COMMITMENTS AND CONTINGENCIES

 SHAREHOLDERS' DEFICIT:
 Common stock, $.001 par value, 42,750,000 shares authorized
      21,492,235 shares issued and oustanding                                        21,492
 Additional paid-in capital                                                       6,520,330
 Deferred consulting                                                                (20,000)
 Accumulated deficit                                                             (6,467,389)
                                                                            ---------------

        Total shareholders' deficit                                                  54,433
                                                                            ---------------

 Total liabilities and shareholders' deficit                                $       643,948
                                                                            ===============

The accompanying notes are an integral part of the consolidated financial statements.

                 ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Three Months Ended September 30,          Nine Months Ended September 30,
                                            --------------------------------------    -------------------------------------
                                                  2006                2005                  2006                2005
                                            -----------------   ------------------    -----------------   -----------------
                                               (Unaudited)         (Unaudited)           (Unaudited)          (Unaudited)
Revenues, net                               $         46,261    $           8,000     $        208,425    $        128,000

Cost of goods sold                                     6,423                    -               71,410              34,000
                                            ----------------    -----------------     ----------------    ----------------

Gross Profit                                          39,838                8,000     $        137,015              94,000

Costs and expenses:
      General and administrative                     135,748              106,000              441,257             359,000
      Research and development                       102,408              260,000              281,124             588,000
                                            ----------------    -----------------     ----------------    ----------------

                Total costs and expenses             238,156              366,000              722,381             947,000
                                            ----------------    -----------------     ----------------    ----------------

Loss from operations                                (198,318)            (358,000)    $       (585,366)           (853,000)
                                            ----------------    -----------------     ----------------    ----------------

Other income
   Gain on sale of equipment                               -                    -                    -               2,000
                                            ----------------    -----------------     ----------------    ----------------
              Total other income                           -                    -                    -               2,000
                                            ----------------    -----------------     ----------------    ----------------

NET LOSS                                    $       (198,318)   $        (358,000)    $       (585,366)   $       (851,000)
                                            ================    =================     ================    ================

Weighted average number of common shares
   outstanding-basic & diluted                    20,751,262           18,279,323           20,067,888          18,291,356
                                            ================    =================     ================    ================

Basic and diluted loss per common share     $          (0.01)   $           (0.02)    $          (0.03)   $          (0.05)
                                            ================    =================     ================    ================



















The accompanying notes are an integral part of the consolidated financial statements.
                                       F-19

                 ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           For the Nine Months Ended September 30,
                                                                       -----------------------------------------------
                                                                               2006                     2005
                                                                       ----------------------   ----------------------
                                                                             (Unaudited)             (Unaudited)
Cash Flows From Operating Activities:
Net loss                                                               $            (585,384)   $            (851,000)
Adjustments to reconcile net loss to net
  cash used by operating activities:
      Depreciation                                                                       531                    3,000
      Gain on sale of equipment                                                            -                   (2,000)
      Common stock issued for services                                                60,000                        -
      Amortization of deferred compensation                                           33,367                   84,000
      Deferred compensation                                                           20,000                        -
Changes in assets and liabilities:
      Accounts receivable                                                            (41,430)                       -
      Inventory                                                                      (71,098)                 (47,000)
      Prepaid insurance                                                               (8,997)                  (5,000)
      Accounts payable and accrued expenses                                          164,812                  214,000
      Deposits from customers                                                              -                   (7,000)
                                                                       ---------------------    ---------------------

Net cash used in operating activities                                               (428,199)                (611,000)
                                                                       ---------------------    ---------------------

Cash Flows From Investing Activities:
   Purchase of equipment                                                                   -                   (6,000)
   Proceeds from sale of equipment, net                                                    -                   35,000
                                                                       ---------------------    ---------------------

Net cash provided by investing activities                                                  -                   29,000
                                                                       ---------------------    ---------------------

Cash Flows From Financing Activities:
   Proceeds from sales of common stock                                               733,000                  487,000
                                                                       ---------------------    ---------------------

Net cash provided by financing activities                                            733,000                  487,000
                                                                       ---------------------    ---------------------

   Net increase in cash and cash equivalents                                         304,801                  (95,000)

   Cash and cash equivalents, beginning of period                                     76,691                  221,000
                                                                       ---------------------    ---------------------

   Cash and cash equivalents, end of period                            $             381,492    $             126,000
                                                                       =====================    =====================

Supplemental Disclosures

   Cash paid during the year for interest                              $                   -    $                   -
                                                                       =====================    =====================
   Cash paid during the year for taxes                                 $                   -    $                   -
                                                                       =====================    =====================
   Common stock issued for deferred consulting                         $              20,000    $                   -
                                                                       =====================    =====================
   Common stock issued for consulting services                         $              60,000    $              57,000
                                                                       =====================    =====================
   Warrants issued for services                                        $                   -    $              21,000
                                                                       =====================    =====================


The accompanying notes are an integral part of the consolidated financial statements.

NOTE A - ORGANIZATION AND OPERATIONS

Organization
------------

Enviro Voraxial Technology, Inc. (the "Company") is a provider of environmental and industrial separation technology. The Company has developed and patented the Voraxial(R) Separator, which is a technology that efficiently separates solids and liquids with distinct specific gravities. Potential commercial applications and markets include oil exploration and production, oil and water separation, environmental cleanup and pre-treatment of wastewater at municipal wastewater (headworks) facilities.

Florida Precision Aerospace, Inc. (FPA) is the wholly owned subsidiary of the Company and is used to do contract work with the aerospace, automotive and defense contracting activity.

In March 2006, a Voraxial(R) 4000 Separator was sold to ConocoPhillips for produced water separation. The machine will be used to enhance the handling of large volumes of produced water and water injection at a production facility.

In September 2006, the Company received an order to supply Transocean Inc. semisubmersible rig Sedco 702 with a Voraxial 2000 Offshore Deck Water Drainage System. The System will be utilized to handle and separate contaminated drill floor run-off water containing solids and drilling fluids.

NOTE B - GOING CONCERN

The Company has experienced net losses and negative cash flows from operating activities. They will need to raise capital to sustain operations. There is no assurance that the Company will ever have commercially accepted products, that their developmental and marketing efforts will be successful or that they will achieve a level of revenue sufficient to provide cash inflows to sustain operations. The Company will continue to require the infusion of capital until operations become profitable. During 2006, the Company anticipates seeking additional capital, increasing sales of the Voraxial(R) Separator and continuing to restrict expenditures. As a result of the above, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements
----------------------------

The interim financial statements presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company's annual financial statements, notes and accounting policies included in the Company's annual report on Form 10-KSB for the year ended December 31, 2005 as filed with the SEC. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of financial position as of September 30, 2006 and the related operating results and cash flows for the interim period presented have been made. The results of operations, for the period presented are not necessarily indicative of the results to be expected for the year.

NOTE D - CAPITAL TRANSACTIONS

Common stock
------------

In January 2006, the Company extended the exercisable life of certain warrants issued to investors to purchase an aggregate of 243,200 shares of common stock issued in 2000 for a period of one year. The warrants now expire in February 2007.

In January 2006, the Company extended the exercisable life of certain warrants issued to investors to purchase an aggregate of 200,000 shares of common stock issued in 2001 for a period of one year. The warrants now expire in April 2007.

In January 2006, the Company issued 100,000 shares of common stock to a consultant, valued at $40,000, which is based on the closing market price of the Company's common stock on the date of the agreement.

During the six months ended June 30, 2006 the Company sold 720,000 shares of common stock for $0.40 per share in a private placement offering. Total proceeds from the sale were $288,000.

In August 2006, the Company issued 100,000 shares of common stock to a consultant, valued at $40,000, which is based on the closing market price of the Company's common stock on the date of the agreement.

During the three months ended September 30, 2006 the Company sold 1,112,500 shares of common stock for $.40 per share in a private placement offering. Total proceeds from the sale were $445,000.

Options
-------

Information with respect to employee stock options outstanding and employee stock options exercisable at September 30, 2006 is as follows:

                                                                                                    Weighted Average
                                                                                  Exercise Price     Exercise Price
                                                 Options            Vested             Per             Per Option
                                               Outstanding          Shares         Common Share       Outstanding
                                             ----------------- ----------------- ----------------- -------------------
Balance, December 31, 2005                       3,729,666         3,709,666       $0.15-$1.00            $0.52

Granted/vested during the quarter                        -                 -                 -                -

Balance, March 31, 2006                          3,729,666         3,709,666       $0.15-$1.00            $0.52

Granted/vested during the quarter                        -                 -                 -                -

Balance, September 30, 2006                      3,729,666         3,709,666       $0.15-$1.00            $0.52

The following table summarizes information about the stock options outstanding at September 30, 2006:

                                          Weighted
                          Number           Average
                      Outstanding at      Remaining         Weighted        Number Exercisable
     Exercise         September 30,      Contractual        Average         at September 30,    Weighted Average
       Price               2006             Life         Exercise Price           2006           Exercise Price
-------------------- ----------------- ---------------- ----------------- --------------------- ------------------
         0.30            45,000             0.87              0.30                45,000               0.30

         0.77           200,000             1.13              0.77               200,000               0.77

         0.15         2,000,000             1.55              0.15             2,000,000               0.15

         1.00            10,000             1.00              1.00                10,000               1.00

         0.60           697,333             3.13              0.60               697,333               0.60

         1.00           697,333             3.13              1.00               697,333               1.00

         1.00            50,000             3.00              1.00                50,000               1.00

         0.71            30,000             1.17              0.71                30,000               0.71
                      ---------                                                ---------
                      3,729,666                                                3,729,666
                      ---------                                                ---------

Warrants
--------

Information with respect to warrants outstanding and exercisable at September 30, 2006 is as follows:

                                                      Number        Range of Exercise          Number
                                                    Outstanding           Price             Exercisable
                                                  ---------------- --------------------- -------------------
Balance, December 31, 2005                            5,589,367         $0.75 - $9.00           5,389,367

Issued

Balance, March 31, 2006                               5,589,367         $0.75 - $9.00           5,389,367

Issued
                                                      ---------                                 ---------
Balance, September 30, 2006                           5,589,367         $0.75 - $9.00           5,389,367
                                                      ---------                                 ---------

NOTE E - CONCENTRATION

Revenues
--------

For the nine months ended September 30, 2006, the Company generated over 80% of its revenues from one customer.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.




                                TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----

Prospectus Summary...........................................................................................          1
Forward-Looking Statements...................................................................................          4
Risk Factors.................................................................................................          4
Capitalization...............................................................................................          9
Price Range of common stock and Dividend Policy..............................................................         10
Use of Proceeds..............................................................................................         11
Management's Discussion and Analysis or Plan of Operation....................................................         12
Business.....................................................................................................         17
Management...................................................................................................         22
Certain Transactions.........................................................................................         25
Principal Shareholders.......................................................................................         26
Description of Securities....................................................................................         27
Selling Shareholders.........................................................................................         28
Plan of Distribution.........................................................................................         40
Shares Eligible for Future Sale..............................................................................         41
Legal Matters................................................................................................         41
Experts......................................................................................................         41
Additional Information.......................................................................................         41
Financial Statements.........................................................................................        F-1

                                9,543,363 Shares






                        Enviro Voraxial Technology, Inc.







                                 -------------
                                   PROSPECTUS
                                 -------------





                              _______________, 2007

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Idaho Statutes (the "Idaho Statutes") permits the indemnification of directors, employees, officers and agents of Idaho corporations. Our Articles of Incorporation (the "Articles") and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Idaho Statutes.

         The provisions of the Idaho Statutes that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Idaho. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Idaho securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.


Item  25. Other Expenses of Issuance and Distribution

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

         SEC Registration and Filing Fee.............................................................    $      293.09
         Legal Fees and Expenses*....................................................................        30,000.00
         Accounting Fees and Expenses*...............................................................         5,000.00
         Financial Printing*.........................................................................         5,000.00
         Transfer Agent Fees*........................................................................         1,000.00
         Blue Sky Fees and Expenses*.................................................................         1,000.00
         Miscellaneous*..............................................................................         5,000.00
                                                                                                         -------------
              TOTAL..................................................................................    $   47,293.09
                                                                                                         =============

------------------
     *     Estimated

         None of the foregoing expenses are being paid by the selling shareholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In April 2001, we raised $100,000 through the private placement of our securities pursuant to Regulation D of the Securities Act. We sold 1,000 units containing share of our common stock and warrants to 1 investor. Each unit was comprised of 100 shares of restricted common stock, par value $.001, and 200 common stock purchase warrants, of which 100 warrants are exercisable at $3.00 per share and 100 warrants are exercisable at $4.00 per share. The warrants expire April 2007. The transaction was exempt from registration under Section 4(2) of the Securities Act.

         In July 2001, we raised $20,000 through a private transaction whereby the Company issued 23,530 shares of restricted common stock at $.85 per share to an individual investor. The transaction was exempt from registration under
Section 4(2) of the Securities Act.

         On January 17, 2002, we issued options to purchase 2,000,000 shares of our common stock at an exercise price of $.15 per share. The market price at the date of the grant was $.12 per share. These options were issued pursuant to an employment agreement. In addition, during year ended December 31, 2002, we also issued stock options to purchase 200,000 shares of common stock to an additional employee of our Company. These options have an exercise price of $.77 per share.

         On December 31, 2002, we issued 6,000,000 shares of common stock to Alberto DiBella pursuant to the automatic conversion rights of the preferred stock held by Mr. DiBella. The 6,000,000 shares of preferred stock held by Mr. DiBella were returned to treasury and cancelled.

         During the year ended December 31, 2002, we sold 5.17 units of securities at $60,000 per unit in a private placement to 5 investors. Each unit consisted of 100,000 shares of common stock, 100,000 warrants to purchase 100,000 shares of common stock at an exercise price of $1 per share and 100,000 warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share. The warrants issued at $1 per share are callable at par value provided the stock trades above $1.50 per share for 20 consecutive trading days. The warrants issued at $1.25 per share are callable at par value provided the stock trades above $2 per share for 20 consecutive trading days. Net proceeds received by our Company aggregated $286,000. The warrants are exercisable from the date of issuance through December 2007. No warrants have been exercised through December 31, 2002. The transaction was exempt from registration under
Section 4(2) of the Securities Act.

         During the year ended December 2003, we sold an aggregate of 8.08 units of securities to 30 investors for proceeds of $808,000. Each unit consisted of 166,666 shares of restricted common stock at $0.60 per share and 166,666 warrants to purchase 166,666 shares of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. The investors received information concerning our company and had the opportunity to ask questions to the viability of our company. A total of 1,346,665 warrants were issued in this Offering. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

         In January 2004, we closed a private placement, which commenced in 2003. Under the private placement we sold an aggregate of 61,666 shares of restricted common stock at $0.60 per share and 61,666 warrants to purchase 61,666 shares of common stock at $1.00 per share to four investors for proceeds of $37,000. The warrants are exercisable for a period of five years from the date of closing. The transactions were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares and warrants contain legends restricting their transferability absent registration or applicable exemption.

         From May 2004 through August 2004, the Company sold an aggregate of 1,935,000 units of securities to 38 accredited investors for gross proceeds of $1,451,250 under the private placement. The Company has paid Bathgate Capital, a placement agent, a commission of 10% of the gross proceeds and a non-accountable expense allowance of 3% of the gross proceeds and issued the placement agent warrants to purchase six shares of common stock (three shares at $0.75 and three shares at $1.00) for each 20 units sold in the offering. Each unit consisted of one share of restricted common stock at $0.75 per share and one warrant to purchase one share of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. The transactions were exempt from registration under Regulation D, Rule 506 of the Securities Act. All of the investors were deemed accredited. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares and warrants contain legends restricting their transferability absent registration or applicable exemption.

         On June 30, 2004, we issued 7,100 shares of our common stock to an individual in consideration for services rendered. The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The service provider received information concerning the Company and had the opportunity to ask questions concerning the Company. The shares issued contain a legend restricting transferability absent registration or applicable exemption.

         During fiscal year 2005, the Company received capital from ten accredited investors to purchase an aggregate of 1,468,333 shares of the Company's restricted common stock at $0.40 per share for gross proceeds of $587,333. The issuances were exempt from registration under Section 4(2) of the Securities Act. Commissions paid to registered brokers and other expenses related to the Offering were approximately $50,000. The investors received information concerning the Company and has the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

         In May 2005, the Company issued 75,000 shares of common stock to a consultant valued at $57,000 based on the closing market price of the Company's common stock on the date of the agreement. In addition, the Company paid $40,000 in cash to this consultant. These amounts are amortized over the life of the consulting agreement of four months, resulting in consulting expense of $97,000 for the nine months ended September 30, 2005. In November 2005, this consultant received another 225,000 shares of common stock valued at $85,500 based on the closing market price of the Company's common stock on the date of the agreement. The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The consultant received information concerning the Company and had the opportunity to ask questions concerning the Company. The shares issued contain a legend restricting transferability absent registration or applicable exemption.

         On July 1, 2005, the Company entered into a consulting agreement and agreed to issue 15,000 shares for services performed by a consultant, which were valued at $7,650. The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The service provider received information concerning the Company and had the opportunity to ask questions concerning the Company. The shares issued contain a legend restricting transferability absent registration or applicable exemption.

         In January 2006, the Company issued 100,000 shares of common stock to a consultant, valued at $40,000, which is based on the closing market price of the Company's common stock on the date of the agreement. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

         In January 2006, the Company issued 100,000 shares of common stock to a consultant, valued at $40,000, which is based on the closing market price of the Company's common stock on the date of the agreement. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

         In August 2006, the Company issued 100,000 shares of common stock to a consultant, valued at $40,000, which is based on the closing market price of the Company's common stock on the date of the agreement. In November 2006, the Company issued 100,000 shares of common stock to a consultant, valued at $45,000, which is based on the closing market price of the Company's common stock on the date of the agreement. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

         During the twelve months ended December 30, 2006 the Company sold 2,232,500 shares of common stock for $0.40 per share in a private placement offering to 18 accredited investors. Total proceeds from the sale were $893,000. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.       Description of Document
-----------       -----------------------

     2.1          Agreement and Plan of Reorganization dated May 1996 (1)

     3.1          Articles of Incorporation, as amended (1)

     3.2          Bylaws (1)

     4.1          Form of Stock Certificate (1)

     5.1          Opinion of Arnstein & Lehr LLP  (to be filed by amendment)

     10.1         Form of Warrant Agreement (filed herein)

     10.2         Form of Option Agreement (filed herein)

     16.1         Letter from former independent accountant (2)

     23.1         Consent of Current Independent Auditor (filed herein)

     23.2         Consent of Arnstein & Lehr LLP  (included in exhibit 5.1)

(1) Previously filed on Form 10SB Registration Statement, as amended, on January 19, 2000 (file 000-30454).
(2)      Previously filed on Form 8-K Current Report dated March 14, 2005.

ITEM 28. UNDERTAKINGS

         The undersigned Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on February 26, 2007.

                                        ENVIRO VORAXIAL TECHNOLOGY, INC.

                                        By:/s/ Alberto Dibella
                                        ----------------------
                                        Alberto DiBella, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                       Title                       Date
   ---------                       -----                       ----

/s/Alberto DiBella          Chief Executive Officer          February 26, 2007
------------------          (principal executive officer)
Alberto DiBella             and Chief Financial Officer
                            (principal financial and
                            accounting officer)


/s/John A. DiBella          Vice President                   February 26, 2007
------------------
John A. DiBella